     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 2002

                                                      REGISTRATION NO. 333-XXXXX
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               THE SCOTTS COMPANY
               AND THE GUARANTORS IDENTIFIED IN FOOTNOTE 1 BELOW
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   OHIO                                       2875                                    31-1414921
     (State or other jurisdiction of              (Primary Standard Industrial                     (I.R.S. Employer
      incorporation or organization)              Classification Code Number)                    Identification No.)

         14111 SCOTTSLAWN ROAD, MARYSVILLE, OHIO 43041, (937) 644-0011 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               DAVID M. ARONOWITZ
                             14111 SCOTTSLAWN ROAD
                             MARYSVILLE, OHIO 43041
                                 (937) 644-0011
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                             RONALD A. ROBINS, JR.
                      VORYS, SATER, SEYMOUR AND PEASE LLP
                               52 EAST GAY STREET
                              COLUMBUS, OHIO 43215
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement as the Registrant shall determine.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                   TITLE OF EACH CLASS OF                    AMOUNT TO BE      PROPOSED MAXIMUM          AMOUNT OF
                SECURITIES TO BE REGISTERED                   REGISTERED    OFFERING PRICE PER UNIT   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
8.625% Senior Subordinated Notes due 2009                    $70,000,000              100%                 $6,440
----------------------------------------------------------------------------------------------------------------------
Guarantee of 8.625% Senior Subordinated Notes due 2009       $70,000,000              (2)                     (2)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) The following domestic direct and indirect subsidiaries of Scotts are guarantors of the notes and co-registrants. Each of the guarantors is incorporated in the state indicated and has the I.R.S. Employer Identification Number indicated: Scotts Manufacturing Company, a Delaware corporation (42-1508875); Miracle-Gro Lawn Products, Inc., a New York corporation (11-3186421); OMS Investments, Inc., a Delaware corporation (51-0357374); Hyponex Corporation, a Delaware corporation (31-1254519); EarthGro, Inc., a Connecticut corporation (06-1317438); Scotts Products Co., an Ohio corporation (31-1269080); Scotts Professional Products Co., an Ohio corporation (31-1269066); Scotts Temecula Operations, LLC, a Delaware limited liability company (33-0978312); Scotts-Sierra Horticultural Products Company, a California corporation (94-1634227); Scotts-Sierra Crop Protection Company, a California corporation (77-0153275); Scotts-Sierra Investments, Inc., a Delaware corporation (51-0371209); and Swiss Farms Products, Inc., a Delaware corporation (88-0407223).

(2) No additional consideration for the guarantees of the 8.625% Senior Subordinated Notes due 2009 will be furnished. Pursuant to Rule 457(n), no separate fee is payable with respect to such guarantees.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE PROSPECTUS IS DELIVERED IN FINAL FORM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 10, 2002
PRELIMINARY PROSPECTUS

[Scotts Logo]

THE SCOTTS COMPANY

$70,000,000

                             OFFER TO EXCHANGE ITS
                   8.625% SENIOR SUBORDINATED NOTES DUE 2009,
                           WHICH HAVE BEEN REGISTERED
                 UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                      FOR AN EQUAL PRINCIPAL AMOUNT OF ITS
                   8.625% SENIOR SUBORDINATED NOTES DUE 2009,
                         WHICH HAVE NOT BEEN REGISTERED

                             ---------------------

MATERIAL TERMS OF THE EXCHANGE OFFER:

       - The exchange offer expires at 5:00 p.m., New York City time,
       on          , 2002, unless extended.

       - We will exchange all outstanding original 8.625% Series A senior subordinated notes that are validly tendered and not validly withdrawn for an equal principal amount of our new 8.625% Series B senior subordinated notes which are registered under the Securities Act.

       - The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

       - The terms of the new 8.625% Series B senior subordinated notes are substantially identical to the original 8.625% Series A senior subordinated notes, except that the original notes contain transfer restrictions and registration rights that the exchange notes do not contain.

       - You may withdraw tenders of original notes at any time before the exchange offer expires.

       - You may tender outstanding original notes only in denominations of $1,000 and multiples of $1,000.

       - We will not receive any proceeds from the exchange offer, and we will pay all expenses of the exchange offer.

       - Our affiliates may not participate in the exchange offer.

PLEASE REFER TO THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DESCRIPTION OF RISKS THAT YOU SHOULD CONSIDER WHEN EVALUATING THIS INVESTMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               , 2002

IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH OTHER INFORMATION. IF YOU RECEIVE ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER OF THESE NOTES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THE DELIVERY OF THIS PROSPECTUS SHALL UNDER NO CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE ON THE COVER OF THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
Disclosure regarding forward-looking
  statements..........................    i
Prospectus summary....................    2
Risk factors..........................   11
The exchange offer....................   21
Ratio of earnings to fixed charges....   30
Use of proceeds.......................   30
Capitalization........................   31
Selected consolidated financial
  data................................   32
Description of certain other
  indebtedness........................   34

                                        PAGE
Description of notes..................   37
Book-entry, settlement and
  clearance...........................   75
Certain U.S. federal tax
  considerations......................   78
ERISA considerations..................   82
Plan of distribution..................   84
Legal matters.........................   84
Experts...............................   85
Where you can find more information...   85
Incorporation by reference............   85

The Scotts Company is an Ohio corporation. Our principal executive offices are located at 14111 Scottslawn Road, Marysville, Ohio 43041, and our telephone number at that address is (937) 644-0011. Our World Wide Web site address is http://www.scotts.com. The information on our website is not part of this prospectus.

Roundup(R) is a registered trademark of Monsanto Technology LLC (an affiliate of Monsanto Company, now known as Pharmacia Corporation). Unless otherwise indicated, all other trademarks, service marks or brand names appearing in this prospectus are the property of Scotts.

                           FORWARD-LOOKING STATEMENTS

This prospectus includes, and incorporates by reference, "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including, in particular, the statements about Scotts' plans, strategies and prospects under the headings "Prospectus summary," "Selected consolidated financial data," "Management's discussion and analysis of financial condition and results of operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward looking statements we make in, or incorporate by reference into, this prospectus are set forth under the caption "Risk factors" and elsewhere in this prospectus or the documents incorporated by reference herein. All forward-looking statements are expressly qualified in their entirety by those cautionary statements.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and their notes appearing elsewhere in, or incorporated by reference into, this prospectus. This prospectus includes, or incorporates by reference, the specific terms of the exchange offer and the notes, as well as information regarding our business and risk factors. Because this is only a summary it may not contain all of the information important to you or that you should consider before making an investment decision. Therefore, we urge you to read this prospectus and the documents to which we have referred you. Unless the context otherwise requires, "Scotts," "we," "us," "our" and similar terms refer to The Scotts Company and its subsidiaries. We will refer to the $70 million aggregate principal amount of our outstanding 8.625% Series A senior subordinated notes as the "original notes," and will refer to the 8.625% Series B senior subordinated notes as the "exchange notes." Unless indicated otherwise, the term "notes" refers to both the original notes and the exchange notes.

In this prospectus, we rely on and refer to information regarding the lawn and garden market and its segments in the United States provided by Triad Systems Corporation market research reports covering the period January 2001 through September 2001 and, with regard to other market share data, other publicly available sources. Although we believe this information is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it.

COMPANY OVERVIEW

The Scotts Company, an Ohio corporation, traces its heritage back to a company founded by O.M. Scott in Marysville, Ohio in 1868. In the mid 1900's, we became widely known for the development of quality lawn fertilizers and grass seeds that led to the creation of a new industry -- consumer lawn care. Today, the Scotts(R) Turf Builder(R), Miracle-Gro(R), Ortho(R) and Roundup(R) brands make us the most widely recognized company in lawn care in the United States. Our fiscal year ended September 30, 2001 revenues and EBITDA (excluding the effect of restructuring charges) were $1.7 billion and $255.7 million, respectively.

In the 1990's, we significantly expanded our product offering by acquiring two powerful leading brands in the U.S. home lawn and garden industry. In 1995, through a merger, we acquired the Miracle-Gro(R) brand, the industry leader in water-soluble garden plant foods. In fiscal 1999, we acquired the Ortho(R) brand and exclusive rights to market the consumer Roundup(R)brand, thereby adding industry-leading pesticides and herbicides to our portfolio. We are among the most widely recognized marketers and manufacturers of products for lawns, gardens and professional horticulture, and we are rapidly expanding into the lawn care service industry through our Scotts LawnService(R). We believe that our market leadership is driven by our leading brands, consumer-focused marketing, product performance and extensive relationships with major U.S. retailers.

In 1997, our presence in Europe expanded with the acquisition of several established brands. We now have a strong presence in the consumer garden business in the United Kingdom, France and Germany, and expect to increase our share in these markets through consumer-focused marketing, a model we have successfully followed in the United States. We also sell consumer lawn and garden products in Latin America, Australia and Japan. In addition, we have a strong presence in the professional horticulture market in Europe.

COMPETITIVE STRENGTHS

       - Strong Portfolio of Brand Names. We are the world's largest supplier of consumer lawn and garden fertilizer products, and pesticides. We have been able to achieve this market leading position through a combination of internal growth driven by product line extensions, award winning marketing campaigns and acquisitions.

       The following table shows our portfolio of consumer brands that we believe hold the leading market share position in their respective U.S. markets:

         ------------------------------------------------------------------------------------
                                               MARKET
                                               SHARE*
                                             -----------
         CATEGORY                            1998   2001             LEADING BRANDS
         ------------------------------------------------------------------------------------
         Lawns.............................  56%    61%    Turf Builder(R)
         Gardens...........................  55%    60%    Miracle-Gro(R); Osmocote(R)
         Growing media.....................  46%    57%    Miracle-Gro(R); Scotts(R); Hyponex(R)
         Grass seed........................  23%    41%    Scotts(R)
         Controls..........................  41%    45%    Ortho(R); Roundup(R)
         ------------------------------------------------------------------------------------

       * Based on Triad Systems market research reports for 1998 and January 2001 through September 2001.

       In addition, we have the following significant brands in Europe:
       Celaflor(R), Fertiligene(R), KB(R), Levington(R), Miracle-Gro(R), Nexa-Lotte(R), Shamrock(R), Substral(R) and Weedol(R).

       - Strong Relationships with Key Retailers. We believe that our leading brands and our aggressive advertising make our products "traffic builders" at the retail locations. This, in addition to our position as the leading nation-wide supplier of a full line of consumer lawn and garden products, gives us an advantage in selling to retailers, who value the efficiency of dealing with a limited number of suppliers. We are the largest vendor to the lawn and garden departments at Home Depot, Wal-Mart, Lowe's and Kmart, and we have business development teams in place at each of these four retailers to work with their management. We serve as the lawn and garden category manager for Wal-Mart and Kmart. We are also the largest supplier of consumer lawn and garden products to the hardware coop channel. In addition, in fiscal 2001, we completed implementation of enterprise resource planning (or ERP) software systems in North America and realigned our sales force with our "one face to the customer" initiative to help meet the changing needs of our key customers.

       - Significant Brand Investment. We are the major media advertiser in the North American lawn and garden industry. During fiscal year 2001, we spent over $73 million advertising our leading portfolio of brands utilizing various media outlets in North America. We believe that we can leverage the current media market for more targeted exposure, primarily with prime time television spots to reach the key consumer audience.

       - Focus on Product Innovation. We believe in the benefits of research and development to improve our existing products, manufacturing processes, packaging and delivery systems and to develop new products, manufacturing processes and package and delivery systems. Over the past three years we have invested over $70 million in research and development which has resulted in a portfolio of patents worldwide which support most of our fertilizers and many of our grass seeds and application devises.

       - Favorable Industry Characteristics. We believe that the lawn and garden market should experience growth due to favorable demographic trends. Based on industry sources, people over the age of 50 are more likely to engage in gardening, which is the third largest U.S. leisure activity. According to census data, the fastest growing segment of the U.S. population is 50 and over.

       - Experienced and Incentivised Management Team. Our senior management team has significant experience in the lawn and garden industry. Additionally as of November 27, 2001, our board of directors and executive officers collectively owned, individually or in partnership with members of their families, approximately 43% of our common shares.

BUSINESS STRATEGY

       - Enhance Market Leadership through Consumer-focused Brand
       Management. We intend to continue to execute our successful push-pull marketing strategy to strengthen our leading market positions. We believe this approach, which balances consumer-directed, pull marketing with retailer-oriented promotions, builds brand awareness and drives product sales growth. We have grown sales, increased market share and grown the lawn and garden category by utilizing our four principal brands -- Scotts(R), Miracle-Gro(R), Ortho(R) and Roundup(R) -- in the past five years through the successful execution of this strategy.

       - Increase Sales by Growing the Overall Consumer Lawn and Garden
       Market. Our strategy is to grow the overall consumer lawn and garden category and to capture substantially all of this growth. In recent years, we have increased consumer advertising, expanded our range of products while reducing our number of SKUs, enhanced product packaging and emphasized year-round fertilizer applications to drive category growth. For example, in fiscal 2001, we introduced Turf Builder(R) Grass Seed, which helped us achieve 15 point market share growth in the grass seed category.

       - Realize Cost Savings. During fiscal year 2001, in an effort to improve our profitability and increase our return on capital, we initiated a restructuring program and supply chain initiatives which are expected to generate cost savings of at least $30 million on an annual basis. The initiatives included closing several facilities in the United States and Europe, reducing headcount, streamlining our North American salesforce and supply chain, consolidating our world headquarters and North American headquarters and eliminating certain product lines.

                               THE EXCHANGE OFFER

THE ORIGINAL NOTES....... We issued and sold $70 million in principal amount of our 8.625% Series A senior subordinated notes due 2009 to J.P. Morgan Securities, Inc.; Banc of America Securities LLC; First Union Securities, Inc.; ABN AMRO Incorporated and Credit Lyonnais Securities (USA) Inc. on February 6, 2002. These initial purchasers subsequently resold our Series A notes under Rule 144A and Regulation S under the Securities Act. The purchasers of our Series A notes agreed to comply with transfer restrictions and other conditions.

                          The original notes are represented by three permanent, global notes which are registered in the name of a nominee of The Depository Trust Company. Participants in the DTC system who have accounts with DTC hold interests in the global notes in book-entry form. Accordingly, ownership of beneficial interests in the original notes is limited to DTC participants or person who hold their interests through DTC participants.

THE EXCHANGE OFFER....... We are offering to exchange up to $70 million in principal amount of our exchange notes which have been registered under the Securities Act for a like amount of our outstanding original notes that are properly tendered and accepted.

                          You may tender outstanding original notes only in denominations of $1,000 and multiples of $1,000. We will issue the exchange notes on or promptly after the exchange offer expires.

EXPIRATION DATE.......... This exchange offer will expire at 5:00 p.m., New York
                          City time, on           , 2002, unless extended, in
                          which case the expiration date will be the latest date and time to which we extend the exchange offer.

CONDITIONS TO THE
EXCHANGE OFFER........... The exchange offer is not subject to any condition other than it will not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon the tender of any minimum principal amount of original notes.

PROCEDURES FOR TENDERING
NOTES.................... If you want to accept the exchange offer, you must transmit to State Street Bank and Trust Company, the exchange agent, on or before the expiration date, either

                          - a computer generated message transmitted through The Depository Trust Company's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

                          - a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your original notes and any other required documentation, to the exchange agent at the address listed in this prospectus and on the front cover of the letter of transmittal.

                          If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will make the representations to us described in the section entitled "The exchange offer -- Procedures for tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS........ If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must either (1) make appropriate arrangements to register ownership of the original notes in your name or (2) obtain a properly completed bond power from the registered holder, before completing and executing the letter of transmittal and delivering your original notes.

GUARANTEED DELIVERY
PROCEDURES............... If you want to tender your original notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your original notes according to the guaranteed delivery procedures described in the section entitled "The exchange offer -- Guaranteed delivery procedures."

ACCEPTANCE OF ORIGINAL
NOTES AND DELIVERY OF
EXCHANGE NOTES........... Subject to the satisfaction or waiver of the condition to the exchange offer, we will accept for exchange any and all original notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

WITHDRAWAL RIGHTS........ You may withdraw the tender of your original notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus in the section entitled "The exchange offer -- Withdrawal of tenders."

MATERIAL U.S. FEDERAL
INCOME TAX
CONSIDERATIONS........... The exchange of notes should not be a taxable event for U.S. federal income tax purposes. For a discussion of the material federal income tax consequences relating to the exchange of notes, see the section entitled "Material U.S. federal income tax considerations."

EXCHANGE AGENT........... State Street Bank and Trust Company, the trustee under the indenture governing the notes, is serving as the exchange agent.

CONSEQUENCES OF FAILURE
TO EXCHANGE ORIGINAL
NOTES.................... If you do not exchange your original notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the original notes and in the indenture governing the original notes. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the original notes under the Securities Act. See "Risk factors -- If you do not exchange your original notes pursuant to this exchange offer, you may never be able to sell your original notes."

REGISTRATION RIGHTS
AGREEMENT................ If you are a holder of original notes, you are entitled to exchange your original notes for exchange notes with substantially identical terms. The exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your original notes.

WE EXPLAIN THE EXCHANGE OFFER IN GREATER DETAIL BEGINNING ON PAGE 21.

                               THE EXCHANGE NOTES

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act and, therefore, will not be subject to the transfer restrictions, registration rights and provisions for an increase in interest rate applicable to the original notes. The exchange notes will evidence the same debt as the original notes. The indenture governing the exchange notes is the same indenture that governs our the exchange notes, and both series of notes will be entitled to the benefits of the indenture and treated as a single class of debt securities. The indenture also governs $330 million in principal amount of our 8.625% Series B senior subordinated notes due 2009 which are currently outstanding, which are identical to the exchange notes and which rank on a parity with the original notes and will rank on a parity with the exchange notes.

ISSUER................... The Scotts Company

SECURITIES............... $70 million in principal amount of 8.625% Series B senior subordinated notes due 2009.

MATURITY................. January 15, 2009.

INTEREST PAYMENT DATES... January 15 and July 15 of each year, commencing
                          January 15, 2003.

SUBSIDIARY GUARANTORS.... Each subsidiary guarantor is a wholly-owned domestic subsidiary of Scotts. In the future, our non-wholly owned, restricted domestic subsidiaries that are significant subsidiaries and that guarantee other indebtedness will be required to guarantee the notes. Our foreign subsidiaries are not subsidiary guarantors of the notes. If we cannot make payments on the notes when they are due, the subsidiary guarantors must make them instead.

RANKING.................. The notes and the subsidiary guarantees are senior subordinated obligations. They rank behind all of our and our subsidiary guarantors' current and future indebtedness (other than trade payables), except indebtedness that expressly provides that it is not senior to the notes and the subsidiary guarantees.

                          Assuming the offering of the original notes had been completed on March 30, 2002, and the proceeds had been applied as intended, the notes and the subsidiary guarantees would have been subordinated to $593.0 million of senior debt.

                          In addition, the subsidiary guarantees would have been structurally subordinated to $207.5 million of current operating liabilities of the non-guarantor subsidiaries as of March 30, 2002.

OPTIONAL REDEMPTION...... On or after January 15, 2004, we may redeem some or all of the notes at any time at the redemption prices listed in the "Description of notes" section under the heading "Optional redemption."

MANDATORY OFFER TO
REPURCHASE............... If we sell certain assets or experience specified kinds of changes of control, we must offer to repurchase the notes at the prices listed in the "Description of notes" section under the heading "Repurchase at the option of holders."

BASIC COVENANTS.......... The indenture governing the exchange notes contains covenants that restrict our ability and the ability of our subsidiaries to:

                          - borrow money;

                          - pay dividends on stock or purchase stock;

                          - make investments;

                          - use assets as security in other transactions; and

                          - sell certain assets or merge with or into other
                            companies.

                          For more details, see the "Description of notes" section under the heading "Certain covenants."

FORM OF EXCHANGE NOTES... The exchange notes will be represented by one or more permanent global certificates, in fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, as depositary. You will not receive exchange notes in certificated form unless one of the events described in the section entitled "Book-entry, settlement and clearance" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these notes will be effected only through, records maintained in book-entry form by The Depository Trust Company and its participants.

USE OF PROCEEDS.......... We will not receive any cash proceeds in the exchange offer.

RISK FACTORS............. In evaluating an investment in the notes, you should carefully consider, along with the other information set forth in, or incorporated by reference into, this prospectus, specific factors set forth under the section entitled "Risk factors" for risks involved with an investment in the notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated operating and balance sheet data for, and as of the end of, each of the fiscal years in the three year period ended September 30, 2001, have been derived from our audited consolidated financial statements, and for, and as of the end of, each of the six month periods ended March 31, 2001 and March 30, 2002, have been derived from our unaudited consolidated financial statements. The following other financial data have been derived from our audited and unaudited consolidated financial statements and accounting records for the respective periods. You should read the following information in conjunction with "Management's discussion and analysis of financial condition and results of operations," "Selected consolidated financial data" and our consolidated financial statements and related notes, which are included in, or incorporated by reference into, this prospectus.

-----------------------------------------------------------------------------------------------
                                                                          SIX MONTHS ENDED,
                                        YEAR ENDED SEPTEMBER 30,      -------------------------
                                     ------------------------------    MARCH 31,     MARCH 30,
                                       1999       2000       2001        2001          2002
-----------------------------------------------------------------------------------------------
                                                                      (UNAUDITED)   (UNAUDITED)
OPERATING DATA:
Net sales(1).......................  $1,576.6   $1,665.2   $1,696.6    $  860.5      $  765.1
Gross profit(1)....................     589.3      612.8      597.2(2)    323.2         270.9(2)
Roundup(R) marketing agreement(3):
  Gross commission.................      30.3       39.2       39.1        16.5           8.4
  Contribution expenses(4).........       1.6        9.9       18.3         9.1          11.7
  Net commission...................      28.7       29.3       20.8         7.4          (3.3)
Advertising(1)(5)..................     117.3      107.1       89.9        46.1          38.0
Selling, general and
  administrative(1)................     281.2      303.7      324.1       168.9         159.4
Restructuring and other charges....       1.4         --       68.4          --           1.2
Amortization of goodwill and other
  intangibles......................      25.6       27.1       27.7        14.2           3.7
Other income, net..................      (3.6)      (6.0)      (8.5)       (2.5)         (3.9)
Income from operations.............     196.1      210.2      116.4       103.9          69.2
Interest expense(6)................      79.1       93.9       87.7        47.4          40.2
Income before income taxes.........     117.0      116.3       28.7        56.5          29.0
Income taxes.......................      47.9       43.2       13.2        22.9          11.1
Income before cumulative effect of
  accounting change(7).............      63.2       73.1       15.5        33.6          17.9
Cumulative effect of accounting
  change for intangible assets, net
  of tax...........................        --         --         --          --         (18.5)
Net income (loss)(7)...............      63.2       73.1       15.5        33.6          (0.6)
Basic earnings (loss) per
  share(8)(10).....................  $   2.93   $   2.39   $   0.55    $   1.19      $  (0.02)(11)
Diluted earnings (loss) per
  share(9)(10).....................      2.08       2.25       0.51        1.12         (0.02)(12)
OTHER FINANCIAL DATA:
EBITDA(13).........................  $  253.7   $  271.2   $  255.7    $  135.7      $   92.8
Depreciation.......................      29.0       29.0       32.6        16.0          16.0
Capital expenditures...............      66.7       72.5       63.4        26.7          22.3
BALANCE SHEET DATA:
Working capital....................  $  274.8   $  234.1   $  249.1    $  339.6      $  378.2
Total assets.......................   1,769.6    1,761.4    1,843.0     2,346.9       2,240.3
Total debt.........................     950.0      862.8      887.8     1,208.2       1,126.7
Total shareholders' equity.........     443.3      477.9      506.2       519.2         516.9
-----------------------------------------------------------------------------------------------

(1) For fiscal 2002, we adopted an accounting policy that requires that certain consideration from a vendor to a retailer be classified as a reduction in sales. Like many other companies, we have historically classified these as advertising and promotion costs. The information for all periods presented reflects this new method of presentation. The amounts reclassified for the fiscal years ended September 30, 1999, 2000 and 2001 and for the six month period ended March 31, 2001 are as follows:

                                                                                                   SIX MONTHS ENDED
                                                                      YEAR ENDED SEPTEMBER 30,     ----------------
                                                                  ----------------------------        MARCH 31,
                                                                   1999       2000       2001            2001
                                                                  ------     ------     ------        ---------
                                                                                                        (UNAUDITED)
    Net sales...................................................  $(25.9)    $(43.8)    $(51.1)             $(28.6)
    Gross profit................................................   (25.9)     (45.7)     (54.2)              (30.4)
    Advertising.................................................   (25.9)     (46.7)     (61.1)              (34.7)
    Selling, general and administrative.........................      --        1.0        6.9                  4.3

(2) Includes $7.3 million of restructuring and other charges for the year ended September 30, 2001 and $1.1 million for the six months ended March 30, 2002.

(3) Reflects commissions received and contribution expenses paid under the marketing agreement with Monsanto relating to the marketing and distribution of consumer Roundup(R) products in the United States and other countries around the world. For more information, see "Business -- Roundup(R) Marketing Agreement" in our Form 10-K for the fiscal year ended September 30, 2001, which is incorporated by reference into this prospectus.

(4) Includes amortization expense associated with the amortization of the $32 million marketing fee under the Roundup(R) marketing agreement of $1.6 million, $4.9 million and $3.3 million for 1999, 2000 and 2001, respectively, and $1.6 million in each of the six month periods ended March 31, 2001 and March 30, 2002.

(5) Advertising represents the cost of Scotts' external media campaign and related fees and expenses.

(6) Includes amortization of deferred financing costs, interest rate locks and debt discount.

(7) Includes extraordinary loss of $5.9 million, net of income tax benefit, for fiscal 1999.

(8) Includes extraordinary loss of $0.32 per share for fiscal 1999.

(9) Includes extraordinary loss of $0.19 per share for fiscal 1999.

(10) Income available to common shareholders and basic and diluted earnings per share would have been as follows if the accounting change for intangible assets adopted in the fiscal year beginning October 1, 2001, had been adopted as of October 1, 1998:

                                                                                                   SIX MONTHS ENDED
                                                                      YEAR ENDED SEPTEMBER 30,     ----------------
                                                                  ----------------------------        MARCH 31,
                                                                   1999       2000       2001            2001
                                                                  ------     ------     ------        ---------
                                                                                                        (UNAUDITED)
    Income available to common shareholders(7)..................  $ 68.5     $ 83.4     $ 32.1                $41.9
    Basic EPS...................................................  $ 3.76(8)  $ 2.98     $ 1.13                $1.48
    Diluted EPS.................................................    2.57(9)    2.81       1.05                 1.40

(11) Includes cumulative effect of change in accounting for intangible assets, net of income tax benefit, of $(0.64) per share.

(12) Includes cumulative effect of change in accounting for intangible assets, net of income tax benefit, of $(0.59) per share.

(13) EBITDA is defined as income from operations, plus restructuring and other charges, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is included in this offering memorandum because it is a basis upon which Scotts' management assesses financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

                                  RISK FACTORS

You should carefully consider the risks described below as well as other information and data included in the prospectus and in the documents incorporated by reference before making a decision to tender your original notes in the exchange offer. The risk factors set forth below, other than the first risk factor set forth below, are generally applicable to the original notes as well as the exchange notes. If any of the following risks actually occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes.

IF YOU DO NOT EXCHANGE YOUR ORIGINAL NOTES PURSUANT TO THIS EXCHANGE OFFER, YOU MAY NEVER BE ABLE TO SELL YOUR ORIGINAL NOTES.

It may be difficult for you to sell original notes that are not exchanged in the exchange offer. Those notes may not be offered or sold unless they are registered or they are exempt from the registration requirements under the Securities Act and applicable state securities laws. The restrictions on transfer of your original notes arise because we issued the original notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register the original notes under the Securities Act.

If you do not tender your original notes or if we do not accept some of your original notes, those notes will continue to be subject to the transfer and exchange restrictions in:

       - the indenture;

       - the legend on the original notes; and

       - the offering memorandum relating to the original notes.

Moreover, to the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS.

We have a significant amount of debt. As of March 30, 2002, on an as adjusted basis after giving effect to the offering of the original notes, we had approximately $1,126.7 million of total indebtedness, approximately $593.0 million of which was senior or secured debt.

Our substantial indebtedness could have important consequences for you. For example, it could:

       - make it more difficult for us to satisfy our obligations under the notes and otherwise;

       - increase our vulnerability to general adverse economic and industry conditions;

       - require us to dedicate a substantial portion of cash flows from operations to payments on our indebtedness, which would reduce the cash flows available to fund working capital, capital expenditures, research and development efforts and other general corporate requirements;

       - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

       - place us at a competitive disadvantage compared to our competitors that have less debt;

       - limit our ability to borrow additional funds; and

       - expose us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that currently anticipated cost savings and operating improvements will be realized on schedule or at all. We also cannot assure that future borrowings will be available to us under our credit facility in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before maturity. We cannot assure that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

RESTRICTIVE COVENANTS MAY ADVERSELY AFFECT US.

The indenture governing the notes contains various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to:

       - incur additional debt or issue redeemable preferred stock or subsidiary preferred stock;

       - incur liens;

       - redeem or repurchase capital stock or subordinated debt;

       - engage in transactions with affiliates;

       - engage in businesses unrelated to our current businesses;

       - make some types of investments or sell assets; or

       - consolidate or merge with or into, or sell substantially all of our assets to, another person.

In addition, our credit facility contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. See "Description of certain other indebtedness -- Credit facility." Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our credit facility and/or the notes. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as security under our credit facility. If the lenders under the credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our credit facility and our other indebtedness, including the notes.

At September 30, 2001, we were not in compliance with the covenants pertaining to net worth, leverage and interest coverage under our credit facility. A waiver of non-compliance for these covenant violations was received in October 2001. In December 2001, we amended our credit facility resulting in the elimination or resetting of certain negative and affirmative covenants. We were in compliance with all covenants at March 30, 2002.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our credit facility permits additional borrowings of up to $1.1 billion. All of those borrowings would be senior to the notes and the subsidiary guarantees. If new debt is added to our current debt levels, the related risks that we and they now face could intensify.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND, POSSIBLY, ALL OF OUR FUTURE BORROWINGS.

The notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness and all of our and their future borrowings, except:

       - trade payables; and

       - any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes and the subsidiary guarantees.

As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the notes or the subsidiary guarantees.

In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Scotts or the subsidiary guarantors, holders of the notes will participate with all other holders of subordinated indebtedness in the assets remaining after we have paid all of the senior debt. Because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt, holders of the notes may receive less, ratably, than holders of trade payables in any bankruptcy or similar proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior debt. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

THE NOTES WILL BE STRUCTURALLY JUNIOR TO ALL INDEBTEDNESS OF OUR SUBSIDIARIES THAT ARE NOT GUARANTORS OF THE NOTES.

You will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes, and indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims against those subsidiaries. For the year ended September 30, 2001, non-guarantor subsidiaries represent approximately 11.7% of our EBITDA but did not represent a positive percentage of our operating income or earnings before taxes. At September 30, 2001 and March 30, 2002, respectively, these subsidiaries represented approximately 26.9% and 27.3% of our total assets. As of September 30, 2001 and March 30, 2002, respectively, these subsidiaries had approximately $411 million and $558 million of outstanding liabilities, including trade payables, but excluding intercompany obligations. In addition, the indenture permits, subject to certain limitations, these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

YOUR ABILITY TO RECEIVE PAYMENTS ON THESE NOTES IS JUNIOR TO THOSE LENDERS WHO HAVE A SECURITY INTEREST IN OUR ASSETS.

The notes will not be secured by any of our assets. However, our obligations under our credit facility are, subject to certain exceptions, secured by a first priority security interest in substantially all of our assets. If we become insolvent or are liquidated, or if payments under our credit facility are accelerated, the lenders under our credit facility would be entitled to exercise the remedies available to secured lenders. Accordingly, these lenders will have a claim on substantially all of our assets and will have priority over any claim for payment under the notes or the guarantees. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully.

ADVERSE WEATHER CONDITIONS COULD ADVERSELY IMPACT FINANCIAL RESULTS.

Weather conditions in North America and Europe have a significant impact on the timing of sales in the spring selling season and overall annual sales. Periods of wet weather can slow fertilizer sales, while periods of dry, hot weather can decrease pesticide sales. In addition, an abnormally cold spring throughout North America and/or Europe could adversely affect both fertilizer and pesticide sales and therefore our financial results.

OUR HISTORICAL SEASONALITY COULD IMPAIR OUR ABILITY TO PAY OBLIGATIONS AS THEY COME DUE IN ADDITION TO OUR OPERATING EXPENSES.

Because our products are used primarily in the spring and summer, our business is highly seasonal. For the past two fiscal years, approximately 75% to 77% of our net sales have occurred in the second and third fiscal quarters combined. We believe that for this fiscal year a significant portion of the sales historically made by Scotts in the second fiscal quarter will be made in the third fiscal quarter because Scotts' major customers have implemented general policies to reduce their on hand inventories. The foregoing is our assessment of current trends related to our customers' changing inventory management practices; however, there can be no assurances that the fiscal year 2002 revenue shortfall experienced through the second quarter of fiscal year 2002 will be recovered during the balance of fiscal year 2002, or at all. Our working capital needs and our borrowings peak near the middle of our second fiscal quarter because we are generating fewer revenues while incurring expenditures in preparation for the spring selling season. If cash on hand is insufficient to pay our obligations as they come due, including interest payments on our indebtedness, or our operating expenses, at a time when we are unable to draw on our credit facility, this seasonality could have a material adverse affect on our ability to conduct our business. Adverse weather conditions could heighten this risk.

PUBLIC PERCEPTIONS THAT THE PRODUCTS WE PRODUCE AND MARKET ARE NOT SAFE COULD ADVERSELY AFFECT US.

We manufacture and market a number of complex chemical products, such as fertilizers, growing media, herbicides and pesticides, bearing one of our brands. On occasion, customers and some current or former employees have alleged that some products failed to perform up to expectations or have caused damage or injury to individuals or property. Public perception that our products are not safe, whether justified or not, could impair our reputation, damage our brand names and materially adversely affect our business.

BECAUSE OF THE CONCENTRATION OF OUR SALES TO A SMALL NUMBER OF RETAIL CUSTOMERS, THE LOSS OF ONE OR MORE OF OUR TOP CUSTOMERS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

Our top 10 North American retail customers together accounted for approximately 70% of our fiscal year 2001 net sales and 37% of our outstanding accounts receivable as of September 30, 2001. Our top four customers, Home Depot, Wal-Mart, Kmart and Lowe's represented approximately 25%, 12%, 8% and 7%, respectively, of our fiscal year 2001 net sales and continue to be significant customers in fiscal 2002. These customers hold significant positions in the retail lawn and garden market. The loss of, or reduction in orders from, Home Depot, Wal-Mart, Kmart, Lowe's or any other significant customer could have a material adverse effect on our business and our financial results, as could customer disputes regarding shipments, fees, merchandise condition or related matters. Our inability to collect accounts receivable from any of these customers could also have a material adverse affect.

We do not have long-term sales agreements or other contractual assurances as to future sales to any of our major retail customers. In addition, continued consolidation in the retail industry has resulted in an increasingly concentrated retail base. To the extent such concentration continues to occur, our net sales and operating income may be increasingly sensitive to a deterioration in the financial condition of, or other adverse developments involving our relationship with, one or more customers. As a result of consolidation in the retail industry, our customers are able to exert increasing pressure on us with respect to pricing and new product introductions.

Kmart, one of our top customers, filed for bankruptcy relief under Chapter 11 of the bankruptcy code on January 22, 2002. Following such filing, we recommenced shipping products to Kmart, and we intend to continue shipping products to Kmart for the foreseeable future. If Kmart does not successfully emerge from its bankruptcy reorganization, our business could be adversely affected.

IF MONSANTO WERE TO TERMINATE THE MARKETING AGREEMENT FOR CONSUMER ROUNDUP(R) PRODUCTS, WE WOULD LOSE A SUBSTANTIAL SOURCE OF FUTURE EARNINGS.

If we were to commit a serious default under the marketing agreement with Monsanto for consumer Roundup(R) products, Monsanto may have the right to terminate the agreement. If Monsanto were to terminate the marketing agreement rightfully, we would not be entitled to any termination fee, and we would lose all, or a significant portion, of the significant source of earnings we believe the marketing agreement provides. Monsanto may also be able to terminate the marketing agreement within a given region, including North America, without paying us a termination fee if sales to consumers in that region decline:

       - Over a cumulative three fiscal year period; or

       - By more than 5% for each of two consecutive fiscal years.

THE EXPIRATION OF PATENTS RELATING TO ROUNDUP(R) AND THE SCOTTS TURF BUILDER(R) LINE OF PRODUCTS COULD SUBSTANTIALLY INCREASE OUR COMPETITION IN THE UNITED STATES.

Glyphosate, the active ingredient in Roundup(R), was subject to a patent in the United States that expired in September 2000. We cannot predict the success of Roundup(R) now that glyphosate is no longer patented. Substantial new competition in the United States could adversely affect us. Glyphosate is no longer subject to patent in Europe and is not subject to patent in Canada. While sales of Roundup(R) in such countries have continued to increase despite the lack of patent protection, sales in the United States may decline as a result of increased competition. Any such decline in sales would adversely affect our financial results through the reduction of commissions as calculated under the Roundup(R) marketing agreement. We are aware that Spectrum Brands produced glyphosate one-gallon products for Home Depot and Lowe's to be sold under the Real- Kill(R) and No-Pest(R) brand names, respectively, in fiscal year 2001. Additional competitive products have been introduced in fiscal year 2002. It is too early to determine whether these product introductions will have a material adverse effect on our sales of Roundup(R).

Our methylene-urea product composition patent, which covered Scotts Turf Builder(R), Scotts Turf Builder(R) Plus 2(R) with Weed Control and Scotts Turf Builder(R) with Halts(R) Crabgrass Preventer, expired in July 2001. This could also result in increased competition. Any decline in sales of Turf Builder(R)products after the expiration of the methylene-urea product composition patent could adversely affect our financial results.

THE HAGEDORN PARTNERSHIP L.P. BENEFICIALLY OWNS APPROXIMATELY 40% OF THE OUTSTANDING COMMON SHARES OF SCOTTS ON A FULLY DILUTED BASIS.

The Hagedorn Partnership L.P. beneficially owns approximately 40% of the outstanding common shares of Scotts on a fully diluted basis and has sufficient voting power to significantly influence the election of directors and the approval of other actions requiring the approval of our shareholders.

COMPLIANCE WITH ENVIRONMENTAL AND OTHER PUBLIC HEALTH REGULATIONS COULD INCREASE OUR COST OF DOING BUSINESS.

Local, state, federal and foreign laws and regulations relating to environmental matters affect us in several ways. In the United States, all products containing pesticides must be registered with the United States Environmental Protection Agency ("U.S. EPA") and, in many cases, similar state agencies before they can be sold. The inability to obtain or the cancellation of any registration could have an adverse effect on our business. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals. We may not always be able to avoid or minimize these risks.

The Food Quality Protection Act, enacted by the U.S. Congress in August 1996, establishes a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under this act, the U.S. EPA is evaluating the cumulative risks from dietary and non-dietary exposures to pesticides. The pesticides in our products, certain of which may be used on crops processed into various food products, continue to be evaluated by the U.S. EPA as part of this exposure risk assessment. It is possible that the U.S. EPA or a third party active ingredient registrant may decide that a pesticide we use in our products will be limited or made unavailable to us. For example, in June 2000, DowAgroSciences, an active ingredient registrant, voluntarily agreed to a gradual phase-out of residential uses of chlorpyrifos, an active ingredient used by us in our lawn and garden products. In December 2000, the U.S. EPA reached agreement with various parties, including manufacturers of the active ingredient diazinon, regarding a phased withdrawal of residential uses of products containing diazinon, used also by us in our lawn and garden products. We cannot predict the outcome or the severity of the effect of the U.S. EPA's continuing evaluations of active ingredients used in our products.

The use of certain pesticide and fertilizer products is regulated by various local, state, federal and foreign environmental and public health agencies. Regulations regarding the use of some pesticide and fertilizer products may include requirements that only certified or professional users apply the product, that the products be used only in specified locations or that certain ingredients not be used. Users may be required to post notices on properties to which products have been or will be applied and may be required to notify individuals in the vicinity that products will be applied in the future. Even if we are able to comply with all such regulations and obtain all necessary registrations, we cannot assure that our products, particularly pesticide products, will not cause injury to the environment or to people under all circumstances. The costs of compliance, remediation or products liability have adversely affected operating results in the past and could materially affect future quarterly or annual operating results.

The harvesting of peat for our growing media business has come under increasing regulatory and environmental scrutiny. In the United States, state regulations frequently require us to limit our harvesting and to restore the property to an agreed-upon condition. In some locations, we have been required to create water retention ponds to control the sediment content of discharged water. In the United Kingdom, our peat extraction efforts are also the subject of legislation.

In addition to the regulations already described, local, state, federal and foreign agencies regulate the disposal, handling and storage of waste, air and water discharges from our facilities. In June 1997, the Ohio Environmental Protection Agency ("Ohio EPA") initiated an enforcement action against us with respect to alleged surface water violations and inadequate treatment capabilities at our Marysville facility and seeking corrective action under the Resource Conservation Recovery Act. We have met with the Ohio EPA and the Ohio Attorney General's office to negotiate an amicable resolution of these issues. On December 3, 2001, an agreed judicial Consent Order was submitted to the Union County Common Pleas Court and was entered by the court on January 25, 2002.

For the six months ended March 30, 2002, we made approximately $1.5 million in environmental capital expenditures, compared with approximately $0.6 million in environmental capital expenditures and $2.1 million in other environmental expenses for the entire fiscal year 2001. Management anticipates that environmental capital expenditures and other environmental expenses for the remainder of fiscal year 2002 will not differ significantly from those incurred in fiscal year 2001. The adequacy of these anticipated future expenditures is based on our operating in substantial compliance with applicable environmental and public health laws and regulations and several significant assumptions:

       - that we have identified all of the significant sites that must be remediated;

       - that there are no significant conditions of potential contamination that are unknown to us; and

       - that with respect to the agreed judicial Consent Order in Ohio, that potentially contaminated soil can be remediated in place rather than having to be removed and only specific stream segments will require remediation as opposed to the entire stream.

If there is a significant change in the facts and circumstances surrounding these assumptions or if we are found not to be in substantial compliance with applicable environmental and public health laws and regulations, it could have a material impact on future environmental capital expenditures and other environmental expenses and our results of operations, financial position and cash flows.

OUR SIGNIFICANT INTERNATIONAL OPERATIONS MAKE US MORE SUSCEPTIBLE TO FLUCTUATIONS IN CURRENCY EXCHANGE RATES AND TO THE COSTS OF INTERNATIONAL REGULATION.

We currently operate manufacturing, sales and service facilities outside of North America, particularly in the United Kingdom, Germany and France. Our international operations have increased with the acquisitions of Levington, Miracle Garden Care Limited, Ortho and Rhone-Poulenc Jardin and with the marketing agreement for consumer Roundup(R) products. In fiscal year 2001, international sales accounted for approximately 20% of our total sales. Accordingly, we are subject to risks associated with operations in foreign countries, including:

       - fluctuations in currency exchange rates;

       - limitations on the conversion of foreign currencies into U.S. dollars;

       - limitations on the remittance of dividends and other payments by foreign subsidiaries;

       - additional costs of compliance with local regulations; and

       - historically, higher rates of inflation than in the United States.

In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs related to our international operations could adversely affect our operations and financial results in the future.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facility will not allow repurchases. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our credit facility. Our credit agreement also provides that a change of control will be a default that permits lenders to accelerate the maturity of all borrowings thereunder. Any of our future debt agreements may contain similar provisions. In addition, important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. Therefore, if an event occurs that does not constitute a "Change of Control," we will not be required to make a repurchase offer, and you may be required to continue to hold your notes despite the event. For more detail, see the "Description of notes" section under the heading "Repurchase at the option of holders -- Change of control."

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM SUBSIDIARY GUARANTORS.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the subsidiary guarantees could be voided. Alternatively, claims in respect of the subsidiary guarantees could be subordinated to all other debts of any subsidiary guarantor. Either of these events could occur if the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, and:

       - was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

       - was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

       - intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

In addition, any payment by any subsidiary guarantor under a subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

       - the sum of its debts, including contingent liabilities, were greater than the fair salable value of all of its assets; or

       - if the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

       - it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to the subsidiary guarantor's other debt.

If the subsidiary guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration.

A court could thus void the obligations under the subsidiary guarantees, subordinate them to the applicable subsidiary guarantor's other debt or take other action detrimental to the holders of the notes.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. We have been informed by the initial purchasers that they intend to make a market in the exchange notes if the exchange offer is completed. However, they may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any such disruption may have a negative effect on you as the holder of the note or, if issued, the exchange note, regardless of our prospects or financial performance.

TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED IN NEW YORK AND WASHINGTON, DC, ON SEPTEMBER 11, 2001, AND OTHER ACTS OF VIOLENCE OR WAR MAY AFFECT THE MARKETS ON WHICH THE NOTES TRADE, THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND OUR PROFITABILITY.

Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect our sales. Also as a result of terrorism, the United States has entered into an armed conflict which could have a further impact on our sales, our supply chain, and our ability to deliver product to our customers. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of any of these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They also could result in economic recession in the United States or abroad. Any of these occurrences could have a significant impact on our operating results, revenues and costs and may result in the volatility of the market price for our securities and on the future price of our securities.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

We issued the original notes on February 6, 2002 to J.P. Morgan Securities Inc., Banc of America Securities LLC; First Union Securities, Inc.; ABN AMRO Incorporated and Credit Lyonnais Securities (USA) Inc., the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the original notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the original notes, we entered into a registration rights agreement with the initial purchasers on February 6, 2002.

Pursuant to the registration rights agreement, we agreed that we would use our reasonable best efforts (1) to file with the SEC and cause to become effective a registration statement with respect to an exchange offer for the original notes,
(2) to keep the exchange offer open for at least 20 business days after the date we mail notice of the exchange offer to the noteholders and (3) to complete the exchange offer within 30 days after the effective date of the registration statement.

We filed a copy of the registration rights agreement as an exhibit to the registration statement.

RESALE OF THE EXCHANGE NOTES

Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange original notes for exchange notes in the ordinary course of business. For further information on the SEC's position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of
Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are:

       - a broker-dealer who purchased the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or

       - you are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

In addition, if:

       - you are a broker-dealer; or

       - you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes,

you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for original notes which the broker-dealer acquired as a result of market-making or other trading activities.

TERMS OF THE EXCHANGE OFFER

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding original notes surrendered pursuant to the exchange offer. You may tender original notes only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the original notes except that:

       - we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

       - holders of the exchange notes will not be entitled to any of the rights of holders of original note under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The exchange notes will evidence the same debt as the original notes. The indenture governing the exchange notes is the same indenture that governs the original notes.

As of the date of this prospectus, $70,000,000 in aggregate principal amount of the original notes are outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. Only registered holders of the original notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indentures, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters' rights under the indenture or applicable law in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered original notes when, as and if we had given oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the exchange notes from us.

If you tender original notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The term expiration date will mean 5:00 p.m., New York City time on           ,
2002, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date will mean the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will:

       - notify the exchange agent of any extension orally or in writing; and

       - mail to each registered holder an announcement that will include disclosure of the approximate number of original notes deposited to date,

each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

       - to delay accepting any original notes;

       - to extend the exchange offer; or

       - if any conditions listed below under "-- Conditions" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

The exchange notes will bear interest at the same rate and on the same terms as the original notes. Consequently, the exchange notes will bear interest at a rate equal to 8.625% per annum (calculated using a 360-day year). Interest will be payable semi-annually on each January 15 and July 15.

You will receive interest on the exchange notes on January 15, 2003 in an amount equal to the accrued interest on the original notes from the date of the last interest payment date, July 15, 2002. We will deem the right to receive any interest on the original notes waived by you if we accept your original notes for exchange.

PROCEDURES FOR TENDERING

You may tender original notes in the exchange offer only if you are a registered holder of original notes. To tender in the exchange offer, you must:

       - complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

       - have the signatures guaranteed if required by the letter of transmittal; and

       - mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent at the address listed below under "-- Exchange agent" for receipt before the expiration date.

In addition, either:

       - the exchange agent must receive certificates for the original notes along with the letter of transmittal into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date;

       - the exchange agent must receive a timely confirmation of a book-entry transfer of the original notes, if the procedure is available, into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date; or

       - you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or original notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the transactions described above for you.

If you are a beneficial owner of original notes whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing and executing the letter of transmittal and delivering the original notes you must either:

       - make appropriate arrangements to register ownership of the original notes in your name; or

       - obtain a properly completed bond power from the registered holder.

The transfer of registered ownership may take considerable time. Unless the original notes are tendered:

         (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

         (2) for the account of:

              - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

              - a commercial bank or trust company having an office or correspondent in the United States; or

              - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, an eligible guarantor institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under "-- Withdrawal of tenders."

If the letter of transmittal is signed by a person other than the registered holder, the original notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the original notes. If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

The exchange agent and the depositary have confirmed that any financial institution that is a participant in the depositary's system may utilize the depositary's Automated Tender Offer Program to tender notes.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of original notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of original notes to have been made until you cure the defects or irregularities.

While we have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any original notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under "-- Conditions," and, to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

If you wish to tender original notes in exchange for exchange notes in the exchange offer, we will require you to represent that:

       - you are not an affiliate of ours;

       - you will acquire any exchange notes in the ordinary course of your business; and

       - at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the exchange notes.

In addition, in connection with the resale of exchange notes, any participating broker-dealer who acquired the original notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

RETURN OF NOTES

If we do not accept any tendered original notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit original notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged notes without expense to you as promptly as practicable. In the case of original notes tendered by book-entry transfer into the exchange agent's account at the depositary pursuant to the book-entry transfer procedures described below, we will credit the original notes to an account maintained with the depositary as promptly as practicable.

BOOK-ENTRY TRANSFER

The exchange agent will make a request to establish an account with respect to the original notes at the depositary for purposes of the exchange offer, and any financial institution that is a participant in the depositary's systems may make book-entry delivery of original notes by causing the depositary to transfer the original notes into the exchange agent's account at the depositary in accordance with the depositary's procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at the depositary, you must transmit and the exchange agent must receive, the letter of transmittal or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, at the address below under "-- Exchange agent" on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

If you wish to tender your original notes and (1) the notes are not immediately available or (2) you cannot deliver the original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may effect a tender if:

       (a) the tender is made through an eligible guarantor institution;

       (b) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, that:

         - states your name and address, the certificate number(s) of the original notes and the principal amount of original notes tendered,

         - states that the tender is being made by that notice of guaranteed delivery, and

         - guarantees that, within three New York Stock Exchange trading days after the expiration date, the eligible guarantor institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the original notes in proper form for transfer or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

       (c) within five New York Stock Exchange trading days after the expiration date, the exchange agent receives a properly executed letter of transmittal, as well as the certificate(s) representing all tendered original notes in proper form for transfer and all other documents required by the letter of transmittal.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

Except as otherwise provided in this prospectus, you may withdraw tenders of original notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of original notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address listed in this prospectus before the expiration date. Any notice of withdrawal must:

       - specify the name of the person who deposited the original notes to be withdrawn;

       - identify the original notes to be withdrawn, including the certificate number(s) and principal amount of the original notes; and

       - be signed in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees.

We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn original notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those original notes, unless you validly retender the withdrawn original notes. You may retender properly withdrawn original notes by following one of the procedures described above under "-- Procedures for tendering" at any time before the expiration date.

CONDITIONS

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any original notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the original notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

       - refuse to accept any original notes and return all tendered original notes to you;

       - extend the exchange offer and retain all original notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the original notes; or

       - waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered original notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the original notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

TERMINATION OF RIGHTS

If you are a holder of original notes, all of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

       - to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

       - to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A.

SHELF REGISTRATION

If (1) applicable law or interpretations of the staff of the SEC do not permit us to consummate the exchange offer, (2) we do not consummate the exchange offer on or before November 6, 2002 or (3) the initial purchasers determine, upon the opinion of their counsel, that a registration statement must be filed and a prospectus must be delivered by the initial purchasers in connection with any offering or sale of the original notes, we will file with the SEC a shelf registration statement to register for public resale the registrable securities.

For the purposes of the registration rights agreement, "registrable securities" means each original note until the earliest date on which:

       - a registration statement covering the original note has been declared effective under the Securities Act and the note has been exchanged or disposed of pursuant to such effective registration statement;

       - the original note is eligible to be sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the Securities Act; or

       - such original note ceases to be outstanding.

ADDITIONAL INTEREST ON ORIGINAL NOTES

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before November 6, 2002, the annual interest rate borne by the original notes will be increased by (1) 0.50% per annum for the first 90-day period immediately following November 6, 2002 and (2) an additional 0.50% per annum with respect to each subsequent 90-day period, in each case until the exchange offer is completed or the shelf registration statement, if required, is declared effective or the original notes cease to be registrable securities, up to a maximum of 1.50% per annum of additional interest.

We agree to pay any amount of additional interest due pursuant to clause (1) or
(2) above in cash on the same original interest payment dates as the original notes.

EXCHANGE AGENT

We have appointed State Street Bank and Trust Company, the trustee under the indenture, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

       By registered or certified mail:                By hand or overnight delivery:
     State Street Bank and Trust Company            State Street Bank and Trust Company
           Corporate Trust Division                       Corporate Trust Division
             Attn: Meaghan Haight                   Corporate Trust Window, Fifth Floor
                 P.O. Box 778                               Attn: Meaghan Haight
            Boston, MA 02102-0078                           Avenue de Lafayette
        Reference: The Scotts Company                      Boston, MA 02111-1724
                                                       Reference: The Scotts Company

                                 By facsimile:
                          (Eligible institutions only)

                                 (617) 662-1452
                         Reference: The Scotts Company

                               For information or
                           confirmation by telephone:

                                 Meaghan Haight
                                 (617) 662-1603

Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

FEES AND EXPENSES

We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, our officers and regular employees may make additional solicitations by facsimile, telephone or in person.

We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $250,000. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If you do not submit satisfactory evidence of payment of the taxes or exemption from payment with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

CONSEQUENCE OF FAILURES TO EXCHANGE

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Original notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those original notes may be resold only:

       - to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

       - in a transaction meeting the requirements of Rule 144 under the Securities Act;

       - outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

       - in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

       - to us; or

       - pursuant to an effective registration statement.

In each case, the original notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown:

--------------------------------------------------------------------------------

                                                                             SIX MONTHS ENDED
                                             YEAR ENDED SEPTEMBER 30,   ---------------------
                                     --------------------------------   MARCH 31,   MARCH 30,
                                     1997   1998   1999   2000   2001     2001        2002
---------------------------------------------------------------------------------------------
                                                                        (UNAUDITED) (UNAUDITED)
Ratio of earnings to fixed
  charges..........................  3.3x   2.6x   2.3x   2.1x   1.3x        2.0x        1.6x
---------------------------------------------------------------------------------------------

                                USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes. The net proceeds from the offering of the original notes, after deducting fees and expenses (including discounts and commissions), was approximately $69.8 million. The net proceeds were used to repay outstanding indebtedness under our revolving credit facility (without any corresponding reduction in our commitment thereunder). Our revolving credit facility commitment expires on June 30, 2005. Our revolving credit facility bore interest at a weighted average rate of 5.40% as of March 30, 2002.

                                 CAPITALIZATION

The following table sets forth our capitalization at March 30, 2002.

-----------------------------------------------------------------------------------
(IN MILLIONS)                                                  AS OF MARCH 30, 2002
-----------------------------------------------------------------------------------
                                                                   (UNAUDITED)
Debt (including current portion):
  Credit facility:
     Revolving credit facility..............................         $  284.6
     Term loans.............................................            378.4
  8.625% senior subordinated notes(1).......................            391.2
  Other debt(2).............................................             72.5
                                                                     --------
       Total debt...........................................          1,126.7
Shareholders' equity........................................            516.9
                                                                     --------
       Total capitalization.................................         $1,673.6
-----------------------------------------------------------------------------------

(1) Amounts are net of the unamortized balance of $8.8 million relating to interest rate lock contracts which were settled in 1998 at a total cost of $12.9 million.

(2) Includes $48.6 million of notes due to sellers, $11.8 million of foreign bank borrowings and term loans and $12.1 million of capital lease obligations.

                      SELECTED CONSOLIDATED FINANCIAL DATA

We have derived the historical financial data included in the table for, and as of the end of, each of the fiscal years in the five-year period ended September 30, 2001, from our audited consolidated financial statements. The historical financial data for the six months ended March 31, 2001 and March 30, 2002, have been derived from our unaudited consolidated financial statements. The following other financial data have been derived from our audited and unaudited consolidated financial statements and accounting records for the respective periods. In the opinion of our management, the unaudited consolidated financial data presented below provides all normal and recurring adjustments necessary for a fair presentation of the results of operations for the periods specified. Such results, however, are not necessarily indicative of the results which may be expected for the full fiscal year. You should read the following information in conjunction with our consolidated financial statements and the notes thereto, and the information contained in "Management's discussion and analysis of financial condition and results of operations" which are incorporated by reference into this prospectus.

-------------------------------------------------------------------------------------------------------------------
                                                                                              SIX MONTHS ENDED,
                                                  YEAR ENDED SEPTEMBER 30,                -------------------------
                                     --------------------------------------------------    MARCH 31,     MARCH 30,
                                      1997      1998       1999       2000       2001        2001          2002
-------------------------------------------------------------------------------------------------------------------
                                                                                          (UNAUDITED)   (UNAUDITED)
OPERATING DATA:
Net sales(1).......................  $857.8   $1,066.0   $1,576.6   $1,665.2   $1,696.6    $  860.5      $  765.1
Gross profit(1)....................   284.2      351.0(2)    589.3     612.8      597.2(2)     323.2        270.9(2)
Roundup(R) marketing agreement(3):
  Gross commission.................      --         --       30.3       39.2       39.1        16.5           8.4
  Contribution expenses(4).........      --         --        1.6        9.9       18.3         9.1          11.7
  Net commission...................      --         --       28.7       29.3       20.8         7.4          (3.3)
Advertising(1)(5)..................    42.4       57.4      117.3      107.1       89.9        46.1          38.0
Selling, general and
  administrative(1)................   131.6      169.9(6)    281.2     303.7      324.1       168.9         159.4
Restructuring and other charges....      --       15.4        1.4         --       68.4          --           1.2
Amortization of goodwill and other
  intangibles......................    10.2       12.9       25.6       27.1       27.7        14.2           3.7
Other expense (income), net........     5.2        1.3       (3.6)      (6.0)      (8.5)       (2.5)         (3.9)
Income from operations.............    94.8       94.1      196.1      210.2      116.4       103.9          69.2
Interest expense(7)................    25.2       32.2       79.1       93.9       87.7        47.4          40.2
Income before income taxes.........    69.6       61.9      117.0      116.3       28.7        56.5          29.0
Income taxes.......................    30.1       24.9       47.9       43.2       13.2        22.9          11.1
Income before cumulative effect of
  accounting change(8).............    39.5       36.3       63.2       73.1       15.5        33.6          17.9
Cumulative effect of accounting
  change for intangible assets, net
  of tax...........................      --         --         --         --         --          --         (18.5)
Net income (loss)(8)...............    39.5       36.3       63.2       73.1       15.5        33.6          (0.6)
Dividends on convertible preferred
  stock............................     9.8        9.8        9.7        6.4         --          --            --
Income (loss) applicable to common
  shareholders.....................    29.7       26.5       53.5       66.7       15.5        33.6          (0.6)
Basic earnings per common
  share(11)........................   $1.60   $   1.42(9) $   2.93(9) $   2.39 $   0.55    $   1.19      $  (0.02)(12)
Diluted earnings per common
  share(11)........................    1.35       1.20(10)     2.08(10)     2.25     0.51      1.12         (0.02)(13)
OTHER FINANCIAL AND OPERATING DATA:
Cash flows from operating
  activities.......................  $121.1   $   71.0   $   78.2   $  171.5   $   65.7    $ (308.2)     $ (199.8)
Cash flows from investing
  activities.......................  ( 72.5)    (192.1)    (571.6)     (89.5)    (101.0)      (49.3)        (41.4)
Cash flows from financing
  activities.......................  ( 46.2)     118.4      513.9      (78.2)      21.4       342.4         262.2

-------------------------------------------------------------------------------------------------------------------
                                                                                              SIX MONTHS ENDED,
                                                  YEAR ENDED SEPTEMBER 30,                -------------------------
                                     --------------------------------------------------    MARCH 31,     MARCH 30,
                                      1997      1998       1999       2000       2001        2001          2002
-------------------------------------------------------------------------------------------------------------------
                                                                                          (UNAUDITED)   (UNAUDITED)
EBITDA(14).........................   121.6      149.0      253.7      271.2      255.7       135.7          92.8
Depreciation.......................    16.6       21.6       29.0       29.0       32.6        16.0          16.0
Capital expenditures...............    28.6       41.3       66.7       72.5       63.4        26.7          22.3
BALANCE SHEET DATA:
Working capital....................  $146.5   $  135.3   $  274.8   $  234.1   $  249.1    $  339.6      $  378.2
Total assets.......................   787.6    1,035.2    1,769.6    1,761.4    1,843.0     2,346.9       2,240.3
Total debt.........................   221.3      372.5      950.0      862.8      887.8     1,208.2       1,126.7
Shareholders' equity...............   389.2      403.9      443.3      477.9      506.2       519.2         516.9
-------------------------------------------------------------------------------------------------------------------

(1) For fiscal 2002, we adopted an accounting policy that requires that certain consideration from a vendor to a retailer be classified as a reduction in sales. Like may other companies, we have historically classified these as advertising and promotion costs. The information for all periods presented reflects this new method of presentation. The amounts reclassified as a result of adopting this new accounting policy are as follows:

                                                                   YEAR ENDED SEPTEMBER 30,                SIX MONTHS ENDED
                                                        ----------------------------------------------        MARCH 31,
                                                         1997      1998      1999      2000      2001            2001
                                                        ------    ------    ------    ------    ------     ----------------
                                                                                                             (UNAUDITED)
    Net sales.........................................  $(13.9)   $(17.3)   $(25.9)   $(43.8)   $(51.1)         $(28.6)
    Gross profit......................................   (13.9)    (17.3)    (25.9)    (45.7)    (54.2)          (30.4)
    Advertising.......................................   (13.9)    (17.3)    (25.9)    (46.7)    (61.1)          (34.7)
    Selling, general and administrative...............      --        --        --       1.0       6.9             4.3

(2) Includes $2.9 million and $7.3 million of restructuring and other charges in 1998 and 2001, respectively, and $1.1 million for the six month period ended March 30, 2002.

(3) Reflects commissions received and contribution expenses paid under the marketing agreement with Monsanto relating to the marketing and distribution of consumer Roundup(R) products in the United States and other countries around the world. For more information, see "Business -- Roundup(R) Marketing Agreement" in our Form 10-K for the fiscal year ended September 30, 2001, which is incorporated by reference into this prospectus.

(4) Includes amortization expense associated with the amortization of the $32 million marketing fee under the Roundup(R) marketing agreement of $1.6 million, $4.9 million and $3.3 million for 1999, 2000 and 2001, respectively, and $1.6 million for each of the six month periods ended March 31, 2001 and March 30, 2002.

(5) Advertising represents the cost of Scotts' external media campaign and related fees and expenses

(6) Includes $2.1 million of restructuring and other charges.

(7) Includes amortization of deferred financing costs, interest rate locks and debt discount.

(8) Includes extraordinary losses of $0.7 million and $5.9 million, net of income tax benefits, for 1998 and 1999, respectively.

(9) Includes extraordinary losses of $0.04 and $0.32 per share for 1998 and 1999, respectively.

(10) Includes extraordinary losses of $0.02 and $0.19 per share for 1998 and 1999, respectively.

(11) Income available to common shareholders and basic and diluted earnings per share would have been as follows if the accounting change for intangible assets adopted in the fiscal year beginning October 1, 2001, had been adopted as of October 1, 1998:

                                                                      YEAR ENDED SEPTEMBER 30,     SIX MONTHS ENDED
                                                                  ----------------------------        MARCH 31,
                                                                   1999       2000       2001            2001
                                                                  ------     ------     ------     ----------------
                                                                                                     (UNAUDITED)
    Income available to common shareholders(8)..................  $ 68.5     $ 83.4     $ 32.1          $41.9
    Basic EPS...................................................  $ 3.76(8)  $ 2.98     $ 1.13          $1.48
    Diluted EPS.................................................    2.57(9)    2.81       1.05           1.40

(12) Includes cumulative effect of change in accounting for intangible assets, net of income tax benefit, of $(0.64) per share.

(13) Includes cumulative effect of change in accounting for intangible assets, net of income tax benefit, of $(0.59) per share.

(14) EBITDA is defined as income from operations, plus restructuring and other charges, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is included in this offering memorandum because it is a basis upon which Scotts' management assesses financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

CREDIT FACILITY

The following description is a summary of material provisions of our credit facility. It does not restate the credit facility in its entirety. We urge you to read the credit facility because it, and not this description, defines the terms of our other material outstanding indebtedness. We have not included the definitions of many of the defined terms contained in the credit facility, and we urge you to refer to such document for the definitions of capitalized terms in the following summary. Copies of the credit facility are available as set forth under the section entitled "Where you can find additional information."

Scotts and certain of its subsidiaries entered into the credit facility on December 4, 1998. The credit facility has been amended several times subsequently, including an amendment and restatement of the entire credit facility on December 5, 2000 in connection with both an increase in the revolving credit component and a refinancing of the original U.S. dollar-denominated term loan components (new Tranche B) of the credit facility, both of which are described below to reflect current terms.

The credit facility establishes aggregate financing for Scotts and certain of our subsidiaries which are designated (either at closing or in the future) as co-borrowers in the aggregate principal amount of $1.1 billion. The credit financing under the credit facility is provided by a lending syndicate group consisting of more than 90 lenders worldwide, with JPMorgan Chase Bank serving as administrative agent.

AMOUNT OF ADDITIONAL CREDIT AVAILABLE

The credit facility provides for aggregate total senior secured credit financing in the principal amount of up to $1.1 billion, consisting of term loan facilities in the aggregate amount of $525 million and a revolving credit facility in the amount of $575.0 million. A portion of the revolving credit facility may be used for permitted acquisitions of up to $200.0 million (increasing to $225.0 million on October 1, 2002).

SPECIFIC CREDIT FACILITIES

The term loan facilities consist of two tranches. The first, the Tranche A term loan facility, consists of a 6 1/2 year term loan facility in an aggregate approximate principal amount equal to $265.0 million, which is divided into three sub-tranches of French Francs, German Deutsche Marks and British Pounds Sterling, the first two sub-tranches of which will now be repaid in euros. The Tranche A term loans are to be repaid in quarterly principal installments maturing on June 30, 2005. The Tranche B term loan facility consists of a 7 year term loan facility in an aggregate principal amount equal to $260.0 million, which is to be repaid in nominal quarterly installments for the first 6 years and in substantial quarterly installments in the final year. The Tranche B term loan facility matures on December 31, 2007.

The revolving credit facility consists of revolving credit loans in the amount of up to $575.0 million, which is available on a revolving basis for a term of 6 1/2 years. A portion of the revolving credit facility not to exceed $100.0 million is available for the issuance of letters of credit. Additionally, a portion of the revolving credit facility not to exceed $55.0 million is available from JPMorgan Chase or Credit Lyonnais for swing line loans in U.S. Dollars on same-day notice. Portions of such swing line limit, not to exceed certain sub-limits, are also available on a same-day notice basis from various eligible lenders within the lending syndicate for swing line loans in various optional currencies. Further, on a standard notice basis, a portion of the revolving credit facility not to exceed $360.0 million is available for borrowing in various optional currencies, including the Euro, provided that the outstanding revolving credit loans in optional currencies other than British Pounds Sterling does not exceed $200.0 million. The outstanding principal amount of all revolving credit loans may not exceed $150.0 million for at least 30 consecutive days during any calendar year. The revolving credit facility matures on June 30, 2005.

PREPAYMENTS

Loans may be prepaid and commitments may be reduced in certain specified minimum amounts. Optional prepayments of the term loans shall be applied pro rata to the two tranches thereof ratably to the respective installments thereof. As long as any Tranche A term loans are outstanding, each holder of Tranche B term loans shall have the right to refuse all or any portion of such prepayment allocated to it, and the amount so refused will be applied to repay the Tranche A term loans. Optional prepayments of the term loans may not be reborrowed.

The credit facility also provides for mandatory prepayments in certain specified events and in certain specified percentages, including (a) depending upon our leverage ratio at the applicable time, 50% of the net proceeds of any sale or issuance of equity, (b) 100% of the net proceeds of any incurrence of indebtedness not currently expressly permitted by the credit facility, (c) 100% of the net proceeds of any sale or other disposition of any assets, subject to certain exceptions, and (d) 75% of excess cash flow, subject to reductions as specified if certain leverage ratios are met.

INTEREST

A pricing grid establishes various interest rate options on the revolving credit facility and the term loans and is based upon the leverage ratio as determined by our consolidated financial statements. The interest rate options include a LIBOR option, and a base rate determined by a calculation which takes into effect the prime rate, the base CD rate, and the Federal Funds effective rate in effect as of any date of determination.

GUARANTIES

Scotts executed an unconditional guaranty of all of the indebtedness and obligations under the credit facility incurred by its subsidiary borrowers. Additionally, most of our domestic direct and indirect subsidiaries executed guaranties as well. Our offshore indirect subsidiaries did not execute any guaranties.

COLLATERAL

Scotts and all of its domestic subsidiaries pledged substantially all of their personal property assets to secure the indebtedness and obligations under the credit facility. Additionally, Scotts and its domestic subsidiaries pledged any real property assets having a value in excess of $500,000. Scotts and its domestic subsidiaries pledged primarily all of their intellectual property assets as well. Scotts and its direct and indirect subsidiaries also pledged primarily all of the stock which each such entity owned in its own respective subsidiaries, except to the extent where any such pledge was limited by laws of a foreign country, or would have resulted in adverse tax consequences.

COVENANTS

The credit facility contains standard negative covenants, including covenants which impose limitations on our ability to, among other things, (a) place liens on property, or incur contingent obligations, (b) sell all or substantially all of our assets, and (c) make any fundamental changes, or acquisitions, investments, loans or advances, except for acquisitions in an amount not to exceed $225.0 million without consent. The credit facility also contains financial covenants consisting of the maintenance of a specified leverage ratio and an interest coverage ratio, over the life of the credit facility. These financial covenants are based upon operating performance levels in effect throughout the term of the credit facility.

OUTSTANDING 8.625% SENIOR SUBORDINATED NOTES

In January 1999, we issued $330 million aggregate principal amount of 8.625% Series A senior subordinated notes due 2009. The originally issued notes were exchanged for new 8.625% Series B senior subordinated notes due 2009 in an exchange offering registered under the Securities Act that was completed in 2001. The outstanding 8.625% Series B senior subordinated notes due 2009 are identical to the original notes issued on February 6, 2002, except that the outstanding 8.625% Series B senior subordinated notes due 2009 have been registered under the Securities Act. The outstanding 8.625% Series B senior subordinated notes due 2009 will be identical to the exchange notes.

                              DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "Company," "Issuer," "Scotts," "us," "we" and "our" refer only to The Scotts Company and not to any of its subsidiaries.

The Company issued the original Notes, and will issue the Notes to be delivered in the exchange offer, under the Indenture dated as of January 21, 1999 (the "Indenture") among itself, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee") in a private transaction that is not subject to the registration requirements of the Securities Act. In 1999, $330 million aggregate principal amount of notes were issued under the Indenture. The Notes are pari passu with the outstanding notes and are identical in all respects, except that the outstanding notes have been registered under the Securities Act. Each reference to "Issue Date" means January 21, 1999, and as a result we have indicated, in the relevant clauses, the dollar amount of baskets that have been used in the prior transaction, or the amount available for future application. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

The following description is a summary of the material provisions of the Indenture, including the definitions therein of certain terms used below. It does not restate those agreements in their entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of these Notes. Copies of the Indenture are available as set forth below under "Where you can find more information."

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

THE NOTES

These Notes:

       - are general obligations of the Company;

       - are subordinated in right of payment to all existing and future Senior Debt of the Company; and

       - are senior in right of payment to any future junior subordinated Indebtedness of the Company.

THE GUARANTEES

These Notes are guaranteed by all of the existing and future Wholly Owned Domestic Restricted Subsidiaries and Significant Domestic Restricted Subsidiaries of the Company.

The Guarantees of these Notes:

       - are general obligations of each Guarantor;

       - are subordinated in right of payment to all existing and future Senior Debt of each Guarantor; and

       - are senior in right of payment to any future junior subordinated Indebtedness of each Guarantor.

As of March 30, 2002, on an as adjusted basis to give effect to the offering of the original Notes, the Company and the Guarantors would have had total Senior Debt of approximately

$593.0 million. As indicated above and as discussed in detail below under the subheading "Subordination," payments on the Notes and under the Guarantees will be subordinated to the payment of Senior Debt. The Indenture permits us and the Guarantors to incur additional Senior Debt. As of the date hereof, all of our subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Certain covenants -- Restricted payments," we are permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee these Notes. Not all of our "Restricted Subsidiaries" guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated approximately 23.5% of our consolidated revenues and 11.7% of our consolidated EBITDA for the year ended September 30, 2001 and held approximately 26.9% and 27.3% of our consolidated assets as of September 30, 2001 and March 30, 2002, respectively. They did not represent a positive percentage of our operating income or earnings before taxes. See note 23 of the notes to our consolidated financial statements in our Form 10-K for the fiscal year ended September 30, 2001, which is incorporated by reference into this prospectus, for more detail about the division of our consolidated revenues and assets between our guarantor and non-guarantor subsidiaries.

As of the date of this prospectus, the following subsidiaries are Guarantors of these Notes:

       Scotts Manufacturing Company
       Miracle-Gro Lawn Products, Inc.
       OMS Investments, Inc.
       Hyponex Corporation
       EarthGro, Inc.
       Scotts Products Co.
       Scotts Professional Products Co.
       Scotts Temecula Operations, LLC
       Scotts-Sierra Horticultural Products Company
       Scotts-Sierra Crop Protection Company
       Scotts-Sierra Investments, Inc.
       Swiss Farms Products, Inc.

PRINCIPAL, MATURITY AND INTEREST

The Indenture provides that the Company may issue Notes with a maximum aggregate principal amount of up to $400 million, of which $70 million is represented by the Notes. As discussed above, $330 million aggregate principal amount of notes was previously issued under the Indenture. The Notes are issued only in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on January 15, 2009.

Interest on the Notes accrues at the rate of 8.625% per annum from February 6, 2002, the date these Notes were issued (not the original Issue Date). Interest is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2002. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding January 1 and July 1.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest and Liquidated Damages, if any, payments on the Notes owned by such Holder in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Notes.

PAYING AGENT AND REGISTRAR FOR THE NOTES

The Trustee is currently the Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.

SUBSIDIARY GUARANTEES

The Guarantors jointly and severally guarantee the Company's obligations under the Notes. Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

       (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

       (2) either:

         (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

         (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

The Subsidiary Guarantee of a Guarantor will be released:

       (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if the Company applies the Net Proceeds of that sale or other disposition, in accordance with the applicable provisions of the Indenture; or

       (2) in connection with any sale of all of the capital stock of a Guarantor, if the Company applies the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture; or

       (3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

See "Repurchase at the option of holders -- Asset sales."

Notwithstanding the foregoing, any Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge into, the Company or another Guarantor, upon the consummation of which the Subsidiary Guarantee of such Guarantor shall be released.

SUBORDINATION

The payment of principal, premium, interest and Liquidated Damages, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of the Company.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "Legal defeasance and covenant defeasance"), in the event of any distribution to creditors of the Company:

       (1) in a liquidation or dissolution of the Company;

       (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

       (3) in an assignment for the benefit of creditors; or

       (4) in any marshaling of the Company's assets and liabilities.

The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal defeasance and covenant defeasance") if:

       (1) payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

       (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt.

Payments on the Notes may and shall be resumed:

       (1) in the case of a payment default, upon the date on which such default is cured or waived; and

       (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

       (1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

       (2) all scheduled payments of principal, premium and interest and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

The Company must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of these Notes may recover less ratably than creditors of the Company who are holders of Senior Debt.

OPTIONAL REDEMPTION

The Notes will not be redeemable at the Company's option prior to January 15, 2004. After January 15, 2004, the Company may redeem all or a part of these Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

-------------------------------------------------------------------------
YEAR                                                           PERCENTAGE
-------------------------------------------------------------------------
2004........................................................     104.313%
2005........................................................     102.875%
2006........................................................     101.438%
2007 and thereafter.........................................     100.000%
-------------------------------------------------------------------------

MANDATORY REDEMPTION

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful:

       (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

       (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

       (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

Prior to complying with any of the provisions of this "Change of control" covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company's outstanding Senior Debt currently prohibits the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

       (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of, as determined in good faith by the Company's Board of Directors; and

       (2) either:

         (a) the Company (or the Restricted Subsidiary, as the case may be) issues Equity Interests or transfers assets in an exchange in connection with which the Company receives an opinion of counsel that such exchange should qualify under the provisions of Section 351 or
         Section 368 of the United States Internal Revenue Code of 1986, as amended; or

         (b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

           (i) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets; and

           (ii) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that within 90 days are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

       (1) to repay Senior Debt (and to effect a corresponding commitment reduction if such Senior Debt is revolving credit borrowings);

       (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Related Business;

       (3) to make a capital expenditure; and/or

       (4) to acquire other long-term assets that are used or useful in a Related Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis as set forth below. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

       (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

       (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

       (1) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

       (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary of the Company;

       (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

       (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

       (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

       (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of indebtedness and issuance of preferred stock"; and

       (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the

       Indenture (excluding Restricted Payments permitted by clause (2), (3),
       (4) or (5) of the next succeeding paragraph), is less than the sum, without duplication, of:

         (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 3, 1999 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

         (b) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

         (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

         (d) $25 million.

According to the Company's calculations, the Company could have made Restricted Payments in the amount of $81.8 million under this covenant as of March 30, 2002.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provision will not prohibit:

       (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

       (2) the redemption, repurchase, retirement, defeasance or other acquisition (including the payment of any accrued and unpaid interest, premium or consent fee, if any, in connection therewith) of the Company's 9 7/8% Senior Subordinated Notes due 2004 (none of which remain outstanding) or of any of the outstanding 8.625% Senior Subordinated Notes due 2009, the Notes or Exchange Notes;

       (3) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any of its Restricted Subsidiaries or any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
       (3)(b) of the preceding paragraph;

       (4) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

       (5) the payment of any dividend by the Company to holders of its Class A Convertible Preferred Stock; and

       (6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any twelve-month period.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment other than payments pursuant to paragraphs (2), (3), (4), (5) or (6) of this covenant, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted payments" covenant were computed.

Notwithstanding the foregoing, if any payment is made pursuant to the second paragraph of this covenant and at the time of such payment there was a Default (other than any Default caused thereby) that had occurred and was continuing, then such payment shall not cause a Default under this covenant if the pre-existing Default shall have been cured or waived prior to such Default becoming an Event of Default.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if the designation would not cause a Default. All outstanding Investments owned by the Company and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment made at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant or Permitted Investments, as applicable. All such outstanding Investments will be treated as Restricted Investments equal to the fair market value of such Investments at the time of the designation. The designation will not be permitted if such Restricted Payment would not be permitted at that time and if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries that is not a Guarantor to issue any shares of preferred stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Company's Restricted Subsidiaries may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

       (1) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness and letters of credit under the Credit Facility in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed an amount equal to $1.125 billion, including all Permitted Refinancing Indebtedness incurred pursuant to clause (5) of this paragraph to refund, refinance or replace any Indebtedness incurred pursuant to this clause (1), less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to repay term Indebtedness under the Credit Facility or to reduce commitments with respect to revolving credit borrowings under the Credit Facility pursuant to the covenant described above under the caption "Repurchase at the option of holders -- Asset sales";

       (2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

       (3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes, the Subsidiary Guarantees, the Exchange Notes and the Guarantees thereof;

       (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, or in respect of a sale and leaseback transaction, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred pursuant to clause (5) of this paragraph to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding (according to the Company's calculations, the Company may utilize $16.9 million of this $20.0 million basket as of March 30, 2002);

       (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that is either Existing Indebtedness or that was permitted to be incurred by the Indenture;

       (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

         (a) if the Company or any Guarantor is the obligor on such Indebtedness, and such Indebtedness is held by a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and

         (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

       (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (b) exchange rate risk or raw materials price risk;

       (8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

       (9) the shares of Class A Convertible Preferred Stock outstanding as of the date of the Indenture;

       (10) the incurrence by any of the Company's Foreign Subsidiaries of Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred pursuant to clause (5) of this paragraph to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $60.0 million at any time outstanding (according to the Company's calculations, the Company may utilize $44.2 million of this $60.0 million basket as of March 30, 2002);

       (11) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt with respect to the Company and its other Restricted Subsidiaries (except for Standard Securitization Undertakings); and

       (12) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $40.0 million (according to the Company's calculations, the Company may utilize the full amount of this $40.0 million basket as of the date of this prospectus).

For purposes of determining compliance with this "Incurrence of indebtedness and issuance of preferred stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence (or later reclassify such Indebtedness in whole or in part) in any manner that complies with this covenant. In addition, the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be treated as an incurrence of Indebtedness; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding the foregoing, any Indebtedness outstanding pursuant to the Credit Facility on the date of the Indenture will be deemed to have been incurred pursuant to clause (1) of the definition of Permitted Debt.

NO SENIOR SUBORDINATED DEBT

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

LIENS

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (1) assign or convey any right to receive income on any asset now owned or hereafter acquired or (2) create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired or on any income or profits therefrom except Permitted Liens, unless the Notes and the Guarantees, as applicable, are either (i) secured by a Lien on such property, assets, income or profits that is senior in priority to the Lien securing such other Obligations, if such Obligations are subordinated in right of payment to the Notes and/or the Guarantees or (ii) equally and ratably secured by a Lien on such property, assets, income or profits with the Lien securing such other Obligations, if such Obligations are pari passu in right of payment with the Notes.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

       (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of the Company Restricted Subsidiaries;

       (2) make loans or advances to the Company or any of the Company's Restricted Subsidiaries; or

       (3) transfer any of its properties or assets to the Company or any of the Company's Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

       (1) Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

       (2) the Indenture, the Notes and the Guarantees;

       (3) applicable law;

       (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

       (5) customary non-assignment provisions in leases, licenses, contracts and other agreements entered into in the ordinary course of business and consistent with past practices;

       (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

       (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

       (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

       (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Liens" that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

       (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

       (11) customary provisions under Indebtedness of any Foreign Subsidiary permitted to be incurred under the Indenture;

       (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

       (13) restrictions created in connection with a Qualified Securitization Transaction.

MERGER, CONSOLIDATION OR SALE OF ASSETS

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

       (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

       (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

       (3) immediately after such transaction no Default or Event of Default exists; and

       (4) except in the case of a merger entered into solely for the purpose of reincorporating the Company or any Restricted Subsidiary in another jurisdiction, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of indebtedness and issuance of preferred stock."

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, consolidation or sale of assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly-Owned Restricted Subsidiaries.

TRANSACTIONS WITH AFFILIATES

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

       (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

       (2) the Company delivers to the Trustee:

         (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

         (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

       (1) any employment, consulting or similar agreement (including any loan, but not any forgiveness thereof) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or any payment of directors' and officers' insurance premiums;

       (2) transactions between or among the Company and/or its Restricted Subsidiaries;

       (3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

       (4) dividends on or any repurchases of any shares of any series or class of equity securities of the Company;

       (5) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted payments";

       (6) any merger between or among the Company or any of its Restricted Subsidiaries solely for the purpose of reincorporating the Company or such Restricted Subsidiary in another jurisdiction for tax purposes; and

       (7) transactions in connection with a Qualified Securitization Transaction or an industrial revenue bond financing.

ADDITIONAL SUBSIDIARY GUARANTEES

If, after the date of the Indenture, the Company or any of its Wholly Owned Domestic Restricted Subsidiaries acquires or creates another Wholly Owned Domestic Restricted Subsidiary or a Significant Domestic Restricted Subsidiary, including any other Domestic Restricted Subsidiary that at any time becomes a Wholly Owned Domestic Restricted Subsidiary or a Significant Domestic Restricted Subsidiary, then that newly acquired or created Wholly Owned Domestic Restricted Subsidiary or Significant Domestic Restricted Subsidiary will, within 10 Business Days of the date on which it was acquired or created, execute a supplemental indenture or other instrument evidencing its Subsidiary Guarantee, in either case in form satisfactory to the Trustee, and deliver an Opinion of Counsel to the Trustee.

SALE AND LEASEBACK TRANSACTIONS

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Restricted Subsidiary may enter into a sale and leaseback transaction if:

       (1) the Company or such Restricted Subsidiary, as applicable, could have
       (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of additional indebtedness and issuance of preferred stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens"; provided that the Lien to secure such Indebtedness does not extend to or cover any assets of the Company or such Restricted Subsidiary other than the assets which are the subject of the sale and leaseback transaction;

       (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors, of the property that is the subject of such sale and leaseback transaction; and

       (3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "Repurchase at the option of holders -- Asset sales."

PAYMENTS FOR CONSENT

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission's rules and regulations:

       (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

       (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

Each of the following is an Event of Default:

       (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes, whether or not prohibited by the subordination provisions of the Indenture;

       (2) default in payment when due of the principal of or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

       (3) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with the provisions described under the captions "Repurchase at the option of holders -- Change of control," "Repurchase at the option of holders -- Asset sales,"

       "Certain covenants -- Restricted payments" or "Certain covenants -- Incurrence of indebtedness and issuance of preferred stock";

       (4) failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

       (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

         (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

         (b) results in the acceleration of such Indebtedness prior to its express maturity,

       and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

       (6) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

       (7) except as permitted by the Indenture, any Subsidiary Guarantee(s) of any Guarantor that is a Significant Subsidiary or of any group of Guarantors that collectively would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary or any group of Guarantors that collectively would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor or group of Guarantors, shall deny or disaffirm the obligations of each such Guarantor under its Subsidiary Guarantee; and

       (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest, or the principal of, premium and Liquidated Damages, if any, on the Notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to January 15, 2004, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to January 15, 2004, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

       (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

       (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

       (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

       (4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

       (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

       (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

       (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

       (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

       (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

       (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

       (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

       (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

       (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

       (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the option of holders");

       (3) reduce the rate of or change the time for payment of interest on any Note;

       (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

       (5) make any Note payable in money other than that stated in the Notes;

       (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

       (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the option of holders"); or

       (8) make any change in the preceding amendment and waiver provisions, except as set forth below.

In addition, any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affect the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

       (1) to cure any ambiguity, defect or inconsistency;

       (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

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       (3) to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

       (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

       (5) to add any Person as a Guarantor; and

       (6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"ACQUIRED DEBT" means, with respect to any specified Person:

       (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

       (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 25% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms

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"controlling," "controlled by" and "under common control with" shall have correlative meanings.

"ASSET SALE" means:

       (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption
       "-- Change of control" and/or the provisions described above under the caption "-- Merger, consolidation or sale of assets" and not by the provisions of the Asset Sale covenant; and

       (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

       (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $2.5 million; or
       (b) results in net proceeds to the Company and its Subsidiaries of less than $2.5 million;

       (2) a transfer of assets (a) between or among the Company and its Wholly Owned Restricted Subsidiaries, (b) by a Restricted Subsidiary to the Company or any of its Wholly Owned Restricted Subsidiaries or (c) by the Company or any of its Wholly Owned Restricted Subsidiaries to any Restricted Subsidiary of the Company that is not a Wholly Owned Restricted Subsidiary if, in the case of this clause (c), the Company or the Wholly Owned Restricted Subsidiary, as the case may be, either retains title to or ownership of the assets being transferred or receives consideration at the time of such transfer at least equal to the fair market value of the transferred assets;

       (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary;

       (4) the sale, transfer or discount of any receivables to lenders under any Credit Facilities or to special purpose entities formed to borrow from lenders under Credit Facilities against such receivables;

       (5) a sale of assets (other than assets specified in any other clause of this paragraph) by the Company or any of its Restricted Subsidiaries prior to September 30, 2002, provided that (a) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of each such sale at least equal to the fair market value of the assets sold and (b) the aggregate fair market value of all such assets sold in any fiscal year shall not exceed an amount equal to:

         (i) for the Company's fiscal year ended September 30, 1999, $25,000,000, and

         (ii) for each of the Company's fiscal years ended September 30, 2000, 2001 and 2002, an amount equal to the sum of $25,000,000 plus the difference between (A) $25,000,000 and (B) the aggregate consideration received by the Company and its Restricted Subsidiaries for all sales of assets (excluding assets specified in any other clause of this paragraph) during the previous fiscal year;

       (6) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted payments"; and

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       (7) a disposition of inventory in the ordinary course of business or a disposition of obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in the ordinary course of business.

"ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

"BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

"CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

"CAPITAL STOCK" means:

       (1) in the case of a corporation, corporate stock;

       (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

       (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

       (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"CASH EQUIVALENTS" means:

       (1) United States dollars;

       (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

       (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

       (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

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

       (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

       (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

"CHANGE OF CONTROL" means the occurrence of any of the following:

       (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

       (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

       (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of the Company, measured by voting power rather than number of shares;

       (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

       (5) the consolidation or merger of the Company with or into any Person, or the consolidation or merger of any Person with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, excluding any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

"CLASS A CONVERTIBLE PREFERRED STOCK" means 195,000 shares of the Company's 5% Class A Convertible Preferred Stock, liquidation preference $1,000 per share, all of which has been converted into common shares of the Company.

"CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

       (1) an amount equal to any extraordinary gain or loss plus any net gain or loss realized in connection with an Asset Sale or any other sale, lease, conveyance or other disposition of any assets or rights (other than sales of inventory in the ordinary course of business) in a single transaction or in a series of related transactions that involves assets or rights having an aggregate fair market value equal to or greater than $2.5 million, in any such case to the extent such gains or losses were excluded in computing such Consolidated Net Income; plus

       (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

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

       (3) consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations but excluding amortization of debt issuance costs), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

       (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and, in the case of the Company and its Restricted Subsidiaries, restructuring charges recorded in the Company's fourth fiscal quarter of fiscal 1998 in an amount not to exceed $20.4 million in the aggregate, of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

       (5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders (other than restrictions in effect on the Issue Date and other than restrictions that are created or exist in compliance with the covenant under the caption "Dividends and other payment restrictions affecting subsidiaries").

"CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

       (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

       (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary
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

       or its stockholders (other than restrictions in effect on the Issue Date and other than restrictions that are created or exist in compliance with the covenant under the caption "Dividends and other payment restrictions affecting subsidiaries");

       (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

       (4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

       (5) restructuring charges and write-offs recorded prior to the first anniversary of the date of the Indenture, in an aggregate amount not to exceed $12.5 million, shall be excluded; and

       (6) the cumulative effect of a change in accounting principles shall be excluded.

"CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who:

       (1) was a member of such Board of Directors on the date of the Indenture; or

       (2) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

"CREDIT FACILITY" means, with respect to the Company or any of its Restricted
Subsidiaries:

       (1) that certain Credit Facility, dated as of December 4, 1998, by and among the Company, certain of the Company's Subsidiaries, the lenders party thereto, JP Morgan Chase Bank, as Administrative Agent, Salomon Smith Barney Inc., as Syndication Agent, Credit Lyonnais Chicago Branch, as Co-Documentation Agent and NBD Bank, as Co-Documentation Agent providing for up to $500.0 million of revolving credit borrowings and $525.0 million in term loans, in each case including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time; and

       (2) one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

"DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"DESIGNATED SENIOR DEBT" means:

       (1) any Indebtedness outstanding under the Credit Facility; and

       (2) any other Senior Debt permitted under the Indenture the principal amount of which is $10.0 million or more and that has been designated by the Company as "Designated Senior Debt."

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

"DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

"DOMESTIC RESTRICTED SUBSIDIARY" means, with respect to the Company, any Restricted Subsidiary that was formed under the laws of the United States of America or any State thereof.

"EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"EXCLUSIVE AGENCY AND MARKETING AGREEMENT" means the Exclusive Agency and Marketing Agreement between the Company and Monsanto Company, dated as of September 30, 1998 (as amended and restated as of November 11, 1998) as the same may be amended, modified, restated, extended, renewed or replaced from time to time.

"EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries (in addition to Indebtedness under the Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

"FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of:

       (1) the consolidated net interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations, but excluding amortization of debt issuance costs and other non-cash amortization; plus

       (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

       (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

       (4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is

                                        65
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       one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

"FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

       (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

       (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

       (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

"FOREIGN SUBSIDIARY" means, with respect to the Company, any Subsidiary that does not meet the definition of a Domestic Subsidiary.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

"GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

"GUARANTORS" means:

       (1) each Wholly Owned Domestic Restricted Subsidiary of the Company on the date of the Indenture; and

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       (2) any other Subsidiary of the Company that executes a Subsidiary
       Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

"HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

       (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements or exchange rate or raw materials price risk agreements; and

       (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, in each case pursuant to any Credit Facilities permitted pursuant to the covenant under the caption "Incurrence of indebtedness and issuance of preferred stock."

"INDEBTEDNESS" means, with respect to any specified Person, without duplication, any indebtedness of such Person, whether or not contingent, in respect of:

       (1) borrowed money;

       (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

       (3) banker's acceptances;

       (4) representing Capital Lease Obligations;

       (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

       (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes, without duplication, all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

       (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

       (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

"INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer

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a Subsidiary of the Company, the Company shall be deemed to have made an
Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "Certain covenants -- Restricted payments."

"ISSUE DATE" means the date of first issuance of the Notes under the Indenture.

"LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

"NET INCOME" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

       (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale or any other sale, lease, conveyance or other disposition of any assets or rights (other than sales of inventory in the ordinary course of business) in a single transaction or in a series of related transactions that involves assets or rights having an aggregate fair market value equal to or greater than $2.5 million; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

       (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss; and

       (3) any non-cash expenses attributable to grants or exercises of employee stock options.

"NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale.

"NON-RECOURSE DEBT" means Indebtedness:

       (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
       (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

       (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such

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       other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

       (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

"OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"PERMITTED INVESTMENTS" means:

       (1) any Investment in the Company or in a Restricted Subsidiary of the Company;

       (2) any Investment in Cash Equivalents;

       (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

         (a) such Person becomes a Restricted Subsidiary of the Company; or

         (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

       (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the option of holders -- Asset sales";

       (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

       (6) investments in accounts or notes receivable acquired in the ordinary course of business;

       (7) the designation of one or more Subsidiaries of the Company whose assets and operations are exclusively related to the professional business segment of the Company;

       (8) any payment by the Company or any of its Restricted Subsidiaries pursuant to the Exclusive Agency and Marketing Agreement; and

       (9) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at any time outstanding, not to exceed $50.0 million (according to the Company's calculations, the Company could utilize the full amount of this basket as of the date of this prospectus).

"PERMITTED JUNIOR SECURITIES" means: (1) Equity Interests in the Company or any Guarantor; or (2) debt securities of the Company or any Guarantor that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt pursuant to Article 10 of the Indenture.

"PERMITTED LIENS" means:

       (1) Liens securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

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       (2) Liens in favor of the Company or the Guarantors;

       (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

       (4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were not entered into in contemplation of such acquisition;

       (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

       (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "Incurrence of indebtedness and issuance of preferred stock" covering only the assets acquired with such Indebtedness;

       (7) Liens existing on the date of the Indenture;

       (8) Liens on Assets of Guarantors to secure Senior Debt of such Guarantor that was permitted by the Indenture to be incurred;

       (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

       (10) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding; and

       (11) Liens on assets of Unrestricted Subsidiaries that secure Non Recourse Debt of Unrestricted Subsidiaries.

"PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

       (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof);

       (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

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       (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

       (4) such Indebtedness shall not be incurred by a Restricted Subsidiary that is not a Guarantor to refinance debt of the Company or a Guarantor.

"PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

"PRINCIPALS" means the Hagedorn Partnership, L.P., and any Partner or Affiliate thereof or of such Partner.

"QUALIFIED SECURITIZATION TRANSACTION" means any transaction or series of transactions pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (b) any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

"RELATED BUSINESS" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are reasonably related thereto.

"RELATED PARTY" with respect to any Principal means:

       (1) any controlling stockholder, 80% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal; or

       (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

"RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

"RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

"SECURITIZATION ENTITY" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of

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accounts receivable or equipment and that is a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,
(ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and
(c) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

"SENIOR DEBT" means:

       (1) all Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

       (2) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or the Subsidiary Guarantees; and

       (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

       (1) any liability for federal, state, local or other taxes owed or owing by the Company;

       (2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

       (3) any trade payables; or

       (4) any Indebtedness that is incurred in violation of the Indenture.

"SIGNIFICANT DOMESTIC RESTRICTED SUBSIDIARY" means any Domestic Restricted Subsidiary, other than any Wholly Owned Domestic Restricted Subsidiary, that both is a Significant Subsidiary of the Company and guarantees or otherwise provides direct credit support for any Senior Debt of the Company.

"SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

"STANDARD SECURITIZATION UNDERTAKINGS" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in an accounts receivable or equipment transaction.

"STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any

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contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"SUBSIDIARY" means, with respect to any Person:

       (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

       (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

"TREASURY RATE" means, as of any Redemption Date, the yield to maturity as of the Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to January 15, 2004; provided, however, that if the period from the Redemption Date to January 15, 2004 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

"UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

       (1) has no Indebtedness other than Non-Recourse Debt;

       (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

       (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified of operating results; and

       (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain covenants -- Restricted payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of

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

the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of indebtedness and issuance of preferred stock," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain covenants -- Incurrence of indebtedness and issuance of preferred stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

If a Guarantor is designated as an Unrestricted Subsidiary, the Subsidiary Guarantee of that Guarantor shall be released. If an Unrestricted Subsidiary becomes a Restricted Subsidiary, such Restricted Subsidiary shall become a Guarantor in accordance with the terms of the Indenture.

"VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

       (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

       (2) the then outstanding principal amount of such Indebtedness.

"WHOLLY OWNED DOMESTIC RESTRICTED SUBSIDIARY" means, with respect to the Company, any Domestic Restricted Subsidiary that meets the definition of a Wholly Owned Restricted Subsidiary.

"WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

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                      BOOK-ENTRY, SETTLEMENT AND CLEARANCE

THE GLOBAL NOTE

The exchange notes will be issued in the form of a registered note in global form, without interest coupons (the "global note"). Upon issuance, the global note will be deposited with the Trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC.

OWNERSHIP OF BENEFICIAL INTERESTS IN THE GLOBAL NOTE WILL BE LIMITED TO PERSONS WHO HAVE ACCOUNTS WITH DTC ("DTC PARTICIPANTS") OR PERSONS WHO HOLD INTERESTS THROUGH DTC PARTICIPANTS. WE EXPECT THAT UNDER PROCEDURES ESTABLISHED BY DTC:

       - upon deposit of the global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

       - ownership of beneficial interests in the global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Investors may hold their interests in the global note directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. After the Distribution Compliance Period ends, investors may also hold their interests in the global note through organizations other than Euroclear or Clearstream that are DTC participants. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the global note that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the global note may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTE

All interests in the global note will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

       - a limited purpose trust company organized under the laws of the State of New York;

       - a "banking organization" within the meaning of the New York State Banking Law;

       - a member of the Federal Reserve System;

       - a "clearing corporation" within the meaning of the Uniform Commercial Code; and

       - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

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

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

       - will not be entitled to have notes represented by the global note registered in their names;

       - will not receive or be entitled to receive physical, certificated notes; and

       - will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving

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payment under normal procedures for same-day funds settlement applicable to DTC.
Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

       - DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

       - DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

       - we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

       - certain other events provided in the Indenture should occur.

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                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a general discussion of material U.S. federal income and estate tax considerations relating to the exchange of the original notes for the exchange notes in this exchange offer and relevant to the ownership and disposition of the exchange notes by holders thereof, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

When we use the term "United States Holder," we generally mean a holder of notes who (for United States Federal income tax purposes):

       - is a citizen or resident of the United States;

       - is a corporation or partnership (including entities treated as partnerships or corporations for federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

       - is an estate, the income of which is subject to United States federal income taxation regardless of its source; or

       - is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

The tax treatment applicable to each holder of the notes may vary depending upon the particular situation of such holder. United States persons acquiring the notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions, holders who do not hold the notes as capital assets and broker-dealers) may be subject to special rules not discussed below. If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors. WE ADVISE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP, EXCHANGE AND SALE OF THE NOTES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, EXCHANGE AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

THE EXCHANGE

The exchange of the original notes for the exchange notes pursuant to the exchange offer should not be treated as a taxable transaction for federal income tax purposes, because the exchange notes should not be considered to differ materially in kind or extent from the original notes. As a result, there should be no federal income tax consequences to holders exchanging original notes for exchange notes pursuant to the exchange offer. Moreover, a

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holder should have the same adjusted basis and holding period in an exchange note as it had in an original note immediately prior to the exchange. Therefore, references to "notes" should apply equally to the exchange notes and the original notes.

UNITED STATES HOLDERS

AMORTIZABLE BOND PREMIUM

If you purchased the notes for an amount in excess of the sum of all amounts payable on the note other than qualified stated interest, you will be considered to have purchased the note at a "premium." You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year on which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

NON-UNITED STATES HOLDERS

INTEREST

Interest paid by Scotts to a holder that is not a United States Holder (a "Non-United States Holder" will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States Holder:

       - does not actually or constructively own 10% of the total combined voting power of all classes of stock of Scotts;

       - is not a "controlled foreign corporation" within the meaning of the Code, with respect to which Scotts is a "related person" (within the meaning of the Code); and

       - certifies, under penalties of perjury, that it is not a United States person and provides its name and address in an appropriate form (currently IRS Form W-8BEN) to Scotts or an agent appointed by Scotts for such purpose (or, a security clearing organization, bank or other financial institution, which holds the notes on your behalf in the ordinary course of its trade or business, certifies on your behalf that it has received such certification from you and provides a copy to Scotts or its agent of such certificates).

If you are not qualified for exemption under these rules, interest paid to you may be subject to withholding tax at the rate of 30% (or any lower applicable treaty rate, provided that applicable certification requirements are met). The payment of interest effectively connected with your United States trade or business, however, would not be subject to a 30% withholding tax so long a you provide Scotts or its paying agent an adequate certification as to that effect (currently IRS Form W-8ECI).

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GAIN ON DISPOSITION

A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a note unless:

       - such investment gain on the notes is effectively connected with a United States trade or business that is conducted by you;

       - you are a nonresident alien individual and you are present in the United States for 183 or more days in the taxable year within which such sale, redemption or other disposition takes place and certain other requirements are met; or

       - you are subject to provisions of United Sates tax law applicable to certain United States expatriates.

If you conduct a United States trade or business and the income on the notes is effectively connected with such United States trade or business, the payment of interest or of gain on the sale of the notes will be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax).

FEDERAL ESTATE TAXES

If interest on the notes is exempt from withholding of United States federal income tax under the rules described above, the notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes, provided that (1) you do not actively (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations and (2) interest on that note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Scotts will, where required, report to the holders of notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, from those payments.

In the case of payments of interest to Non-United States Holders, a backup withholding tax and certain information reporting requirements will not apply to payments for which the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither Scotts nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. These information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. As a general matter, information reporting and backup withholding will not apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of notes by a foreign office of a broker that:

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       - is a United States person;

       - derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

       - is a "controlled foreign corporation" within the meaning of the Code;
       or

       - is a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership which is engaged in a trade or business in the United States.

Even if a broker meets one of these four conditions, information reporting will not apply if the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, TREASURY REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY CHANGES MAY BE APPLIED RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT HOLDERS EXCHANGING NOTES. EACH HOLDER OF NOTES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF EXCHANGING ORIGINAL NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER.

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                              ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are substantially similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

GENERAL FIDUCIARY MATTERS

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Any insurance company proposing to invest assets of its general account in the notes should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

PROHIBITED TRANSACTION ISSUES

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entitles who are "parties in interest," within the meaning of ERISA or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the notes. These class

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exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transaction determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding (and the exchange of the notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

REPRESENTATION

Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (2) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (or exchanging the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA,
Section 4975 of the Code and any Similar Laws to such transaction and whether an exemption would be applicable.

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                              PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for original notes where the broker-dealer acquired the original notes as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the date that this registration statement is declared effective by the SEC, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify you against liabilities under the Securities Act. By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

                                 LEGAL MATTERS

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.

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                                    EXPERTS

The financial statements of The Scotts Company incorporated into this prospectus by reference to the Current Report on Form 8-K dated June 24, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

Scotts is required to comply with the reporting requirements of the Securities Exchange Act and must file annual quarterly and other reports with the SEC. Scotts is also subject to the proxy solicitation requirements of the Securities Exchange Act and, accordingly, will furnish audited financial statements to our shareholders in connection with our annual meetings of shareholders.

Any statements made in this prospectus concerning the contents of any contract, agreement or other document constitute summaries of the material terms thereof and are not necessarily complete summaries of all of the terms. Some of these documents have been filed as exhibits to our periodic filings with the SEC. Our periodic reports and other information filed with the SEC may be inspected without charge at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of filed documents by mail from the public reference section of the SEC at Room 1024, 450 Fifth Avenue, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Filed documents are also available to the public on the SEC's website at http://www.sec.gov.

Copies of documents incorporated in this prospectus by reference or other documents referred to in this prospectus may be obtained upon request without charge by contacting The Scotts Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attention: Treasurer, (614) 644-0011.

                           INCORPORATION BY REFERENCE

We are "incorporating" the following documents into this prospectus by reference, which means that we are disclosing important information to you by referring to documents that contain such information. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC:

       - our Annual Report on Form 10-K dated December 14, 2001, for the fiscal year ended September 30, 2001 (including information specifically incorporated by reference into our Form 10-K from our 2001 Annual Report to Shareholders and proxy statement for our 2002 annual meeting of shareholders);

       - our Quarterly Report on Form 10-Q/A dated June 5, 2002, for the fiscal quarter ended December 29, 2001;

       - our Quarterly Report on Form 10-Q dated May 10, 2002, for the fiscal quarter ended March 30, 2002;

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       - our Current Report on Form 8-K filed with the SEC on June 24, 2002, which amends certain items in our Form 10-K for the fiscal year ended September 30, 2001, to reflect retroactively the disclosures and presentations required by accounting pronouncements initially adopted by Scotts in our fiscal year beginning October 1, 2001; and

       - our proxy statement for our 2002 annual meeting of shareholders, as filed with the Commission on December 20, 2001.

We are also incorporating by reference all other reports that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) between the date of this prospectus and the date of the consummation of the exchange offer.

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                                 [SCOTTS LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

       (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, associate, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

       (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

         (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

         (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

       (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action suit or proceeding.

       (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

         (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division
         (E)(1) or (2) of this section;

         (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

         (c) By the shareholders; or

         (d) By the court of common pleas or the court in which such action, suit or proceeding referred to in division (E)(1) or (2) of this section was brought.

       Any determination made by the disinterested directors under division
       (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

       (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

           (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

           (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

         (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

       (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

       (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

       (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and
       (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

       (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

Section 5.01 of the Registrant's Code of Regulations governs indemnification by Registrant and provides as follows:

       SECTION 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

In addition, the Registrant currently provides insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
    4.1       Indenture dated as of January 20, 1999 among The Scotts
              Company, the subsidiary guarantors listed on the signature pages thereof and State Street Bank and Trust Company, as
              trustee (filed as Exhibit 4 to the Registration Statement on
              Form S-4 (File no. 333-76739) and incorporated by reference herein).
    4.2       Supplemental Indenture dated as of February 6, 2002 among
              The Scotts Company, the subsidiary guarantors listed on the signature pages thereof and State Street Bank and Trust
              Company, as trustee.
    4.3       Registration Rights Agreement, dated as February 6, 2002,
              among The Scotts Company, the subsidiary guarantors listed on the signature pages thereof and the Initial Purchasers
              named therein.
    5.1       Opinion of Vorys, Sater, Seymour and Pease LLP
   12.1       Statement of Computation of Ratios
   23.1       Consent of PricewaterhouseCoopers LLP, independent
              accountants
   23.2       Consent of Vorys, Sater, Seymour and Pease LLP (included in
              Exhibit 5.1)
   24.1       Powers of Attorney (included on signature pages)

EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
   25.1       Statement of Eligibility under the Trust Indenture Act of
              1939 of a Corporation Designated to Act as Trustee of
              Manufacturers and Traders Trust Company (Form T-1) (filed as
              Exhibit 25 to the Registration Statement on Form S-4 (File
              no. 333-76739) and incorporated by reference herein).
   99.1       Letter of Transmittal
   99.2       Notice of Guaranteed Delivery
   99.3       Letter to DTC Participants
   99.4       Letter to Beneficial Holders
   99.5       Guidelines for Certification of Taxpayer Identification
              Number on Substitute Form W-9.

(b) FINANCIAL STATEMENT SCHEDULES

None

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Ohio, on July 9, 2002.

                                          THE SCOTTS COMPANY

                                          By:        /s/ JAMES HAGEDORN
                                            ------------------------------------
                                                       James Hagedorn
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

We, the undersigned directors and officers of The Scotts Company. (the "Company"), and each of us, do hereby constitute and appoint Patrick J. Norton and David M. Aronowitz, or either of them, our true and lawful attorneys and agents, each with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers of the Company and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys or agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-4, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                       TITLE                       DATE
                    ---------                                       -----                       ----
                /s/ JAMES HAGEDORN                    President, Chief Executive Officer    July 9, 2002
 ------------------------------------------------                and Director
                  James Hagedorn                        (Principal Executive Officer)

              /s/ PATRICK J. NORTON                   Executive Vice President, CFO and     July 9, 2002
 ------------------------------------------------       Director (Principal Financial
                Patrick J. Norton                                  Officer)

             /s/ CHRISTOPHER L. NAGEL                 Senior Vice President of Finance,     July 9, 2002
 ------------------------------------------------          Corporate North America
               Christopher L. Nagel                     (Principal Accounting Officer)

              /s/ CHARLES M. BERGER                         Chairman of the Board           July 9, 2002
 ------------------------------------------------
                Charles M. Berger

                    SIGNATURE                                       TITLE                       DATE
                    ---------                                       -----                       ----

           /s/ MICHAEL P. KELTY, PH.D.                  Vice Chairman of the Board and      July 9, 2002
 ------------------------------------------------          Executive Vice President
             Michael P. Kelty, Ph.D.

               /s/ ARNOLD W. DONALD                                Director                 July 9, 2002
 ------------------------------------------------
                 Arnold W. Donald

              /s/ JOSEPH P. FLANNERY                               Director                 July 9, 2002
 ------------------------------------------------
                Joseph P. Flannery

               /s/ ALBERT E. HARRIS                                Director                 July 9, 2002
 ------------------------------------------------
                 Albert E. Harris

                 /s/ JOHN KENLON                                   Director                 July 9, 2002
 ------------------------------------------------
                   John Kenlon

        /s/ KATHERINE HAGEDORN LITTLEFIELD                         Director                 July 9, 2002
 ------------------------------------------------
          Katherine Hagedorn Littlefield

                /s/ KAREN G. MILLS                                 Director                 July 9, 2002
 ------------------------------------------------
                  Karen G. Mills

               /s/ JOHN M. SULLIVAN                                Director                 July 9, 2002
 ------------------------------------------------
                 John M. Sullivan

              /s/ L. JACK VAN FOSSEN                               Director                 July 9, 2002
 ------------------------------------------------
                L. Jack Van Fossen

              /s/ JOHN WALKER, PH.D.                               Director                 July 9, 2002
 ------------------------------------------------
                John Walker, Ph.D.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the Registrants has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Ohio, on July 9, 2002.

                                          SCOTTS MANUFACTURING COMPANY (as
                                          successor by merger to SCOTTS
                                          MIRACLE-GRO PRODUCTS INC.), a Delaware
                                          corporation

                                          MIRACLE-GRO LAWN PRODUCTS, INC., a New
                                          York corporation

                                          OMS INVESTMENTS, INC., a Delaware
                                          corporation

                                          HYPONEX CORPORATION, a Delaware
                                          corporation

                                          EARTHGRO, INC., a Connecticut
                                          corporation

                                          SCOTTS PRODUCTS, INC., an Ohio
                                          corporation

                                          SCOTTS PROFESSIONAL PRODUCTS CO., an
                                          Ohio corporation

                                          SCOTTS-SIERRA HORTICULTURAL PRODUCTS
                                          COMPANY, a California corporation

                                          SCOTTS-SIERRA CROP PROTECTION COMPANY,
                                          a California corporation

                                          SCOTTS-SIERRA INVESTMENTS, INC., a
                                          Delaware corporation

                                          SWISS FARMS PRODUCTS, INC., a Delaware
                                          corporation

                                          By:      /s/ DAVID M. ARONOWITZ
                                            ------------------------------------
                                                     David M. Aronowitz
                                                         Secretary

                                          SCOTTS TEMECULA OPERATIONS, LLC, a
                                          Delaware limited liability company (as
                                          successor by merger to REPUBLIC TOOL &
                                          MANUFACTURING CORP.)

                                          By: The Scotts Company, sole member

                                          By:      /s/ DAVID M. ARONOWITZ
                                            ------------------------------------
                                                     David M. Aronowitz
                                                         Secretary

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
    4.1       Indenture dated as of January 20, 1999 among The Scotts
              Company, the subsidiary guarantors listed on the signature pages thereof and State Street Bank and Trust Company, as
              trustee (filed as Exhibit 4 to the Registration Statement on
              Form S-4 (File no. 333-76739) and incorporated by reference herein).
    4.2       Supplemental Indenture dated as of February 6, 2002 among
              The Scotts Company, the subsidiary guarantors listed on the signature pages thereof and State Street Bank and Trust
              Company, as trustee.
    4.3       Registration Rights Agreement, dated as February 6, 2002,
              among The Scotts Company, the subsidiary guarantors listed on the signature pages thereof and the Initial Purchasers
              named therein.
    5.1       Opinion of Vorys, Sater, Seymour and Pease LLP
   12.1       Statement of Computation of Ratios
   23.1       Consent of PricewaterhouseCoopers LLP, independent
              accountants
   23.2       Consent of Vorys, Sater, Seymour and Pease LLP (included in
              Exhibit 5.1)
   24.1       Powers of Attorney (included on signature pages)
   25.1       Statement of Eligibility under the Trust Indenture Act of
              1939 of a Corporation Designated to Act as Trustee of
              Manufacturers and Traders Trust Company (Form T-1) (filed as
              Exhibit 25 to the Registration Statement on Form S-4 (File
              no. 333-76739) and incorporated by reference herein).
   99.1       Letter of Transmittal
   99.2       Notice of Guaranteed Delivery
   99.3       Letter to DTC Participants
   99.4       Letter to Beneficial Holders
   99.5       Guidelines for Certification of Taxpayer Identification
              Number on Substitute Form W-9.